UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 23, 2007

INTERNATIONAL IMAGING SYSTEMS, INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-25413 (Commission File Number)	65-0854589 (IRS Employer Identification No.)

Dongxin Century Square 7th Floor
High-tech Development District
Xi’an, Shaanxi Province, PRC 710043
(Address of principal executive offices and zip code)

+86 29 8268 3920
(Registrant’s telephone number including area code)

31200 Via Colinas, Suite 200
Westlake Village, CA 91362
(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2007 (the “Closing Date”), International Imaging Systems, Inc., (the "Registrant") entered into a Share Exchange Agreement (the “Exchange Agreement”), with Baorun China Group Limited, a company organized under the laws of Hong Kong (“Baorun China”), Redsky Group Limited, a British Virgin Islands company ("Redsky"), Princeton Capital Group LLP, a New Jersey limited liability partnership ("PCG" and together with Redsky, the “Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of Baorun China (the “Baorun Shares”), and those persons set forth on Schedule II thereto (the “Principal Acquiror Shareholders”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to us all of the Baorun Shares in exchange for the issuance of 23,954,545 (the “Shares”) shares of our common stock (the “Share Exchange’). As a result of the Share Exchange, Baorun China became our wholly-owned subsidiary and the Shareholders acquired approximately 94.11% of our issued and outstanding stock.

In connection with the Share Exchange, we entered into a registration rights agreement (the “Insider Registration Rights Agreement”) to register for resale an aggregate of 2,623,769 shares of common stock, comprising (i) 1,123,769 shares of common stock of beneficially owned by those persons who were our officers, directors, owners of more than 5% of our shares of common stock or otherwise our affiliates prior to the closing of the Share Exchange, and (ii) 1,500,00 shares issued to PCG in the Share Exchange. We agreed to file the Insider Registration Statement to register such shares within 45 days of the Closing Date with the Securities and Exchange Commission (the “SEC”), and use our best efforts to have the Insider Registration Statement declared effective within 150 calendar days of the Closing Date, or if the Insider Registration Statement is subject to a full review and comments from the SEC, within 180 days following the Closing Date. We are required to keep the Insider Registration Statement contiuously effective under the Securities Act of 1933, as amended (the “Securities Act”) for the Effectiveness Period which continues until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Effectiveness Period”). We will pay liquidated damages of .75% of the dollar amount of the shares registered in the Insider Registration Statement per month, payable in cash, up to a maximum of 7.5%, if the Insider Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Effectiveness Period. However, no liquidated damages shall be paid with respect to any shares that we are not permitted to include in the Insider Registration Statement due to the SEC’s application of Rule 415.

Concurrent with the Share Exchange, we completed a private equity financing (the “Financing”) of $10,000,000 with one accredited investor (the “Investor”) pursuant to a securities purchase agreement (the “Purchase Agreement”), dated as of October 23, 2007. Net proceeds from the Financing were approximately $9,575,000. We sold to the Investor, 1,000,000 shares of our Series A Convertible Preferred Stock, par value $0.001 (the “Preferred Shares”) for a purchase price of $10.00 per share and issued: (i) a Series A-1 Warrant to purchase 3,409,091 shares of our common stock and (ii)a Series A-2 Warrant to purchase 2,272,728 shares of our common stock. Each of the Warrants has a term of 5 years. In connection with the Financing, we restated and amended the Certificate of Designation of the Relative Rights and Preferences of our Series A Convertible Preferred Stock in its entirety. Each Preferred Share is convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the liquidation preference amount per share ($10.00) divided by the conversion price, which initially is $2.20 per share, subject to certain adjustments, or approximately 4,545,455 shares of common stock initially if all of the Preferred Shares are converted.

In connection with the Financing, we entered into a registration rights agreement (the “Financing Registration Rights Agreement”), dated October 23, 2007. with the Investor in which we agreed to file a registration statement (the “Financing Registration Statement”) with the SEC to register the shares of common stock underlying the Preferred Shares (the “Conversion Shares”) on the day that is the 45th day following the later of (i) 60 days following the sale of all of the securities included in the Insider Registration Statement, and (ii) 6 months following the effective date of the Insider Registration Statement, or any subsequent registration statement with respect thereto, or such earlier date as permitted by the SEC. We have agreed to use our best efforts to have the Financing Registration Statement declared effective within 105 calendar days of the filing of the Financing Registration Statement, or 135 calendar days of such filing in the case of a full review by the SEC. We are required to keep the Financing Registration Statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”). We will pay liquidated damages of 1% of the dollar amount of the Preferred Shares sold in the Financing per month, payable in cash, up to a maximum of 10%, if the Financing Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period. However, no liquidated damages shall be paid with respect to any Preferred Shares that we are not permitted to include in the Financing Registration Statement due to the SEC’s application of Rule 415. Further, we granted the Investor demand and piggy-back registration rights with respect to the (i) shares of common stock underlying the Warrants issued in the Financing, (ii) shares issuable to the Investor if we do not meet certain net income and cash from operations thresholds for the 2007 and 2008 fiscal years; and (iii) shares issuable to the Investor if the Company’s common stock is not listed on NASDAQ or a higher exchange by June 30th, 2009 (the “Listing Shares”).

We entered into an escrow agreement with the Investor (the “Escrow Agreement”), pursuant to which Redsky initially placed 4,545,455 shares of common stock (the “Escrow Shares”) it received in the Share Exchange in an escrow account. The Escrow Shares are being held as security for the achievement of $0.27 per share in each of our audited net income and cash from operations results for the fiscal year 2007 ( the “2007 Performance Threshold”) and $0.45 per share in each of our net income and cash from operations results for the fiscal year 2008 (the “2008 Performance Threshold”). If we achieve the 2007 Performance Threshold and the 2008 Performance Threshold, the Escrow Shares will be released back to Resdky. If either the 2007 Performance Threshold or 2008 Performance Threshold is not achieved, an aggregate number of Escrow Shares (such number to be determined by the formula set forth in the Escrow Agreement) will be distributed pro-rata to the investors, until such time that the Escrow Agreement terminates, Investors, based upon our actual audited net income and cash from operations for the fiscal years 2007 and 2008. Pursuant to the Escrow Agreement, within 5 business days after release of any of the Escrow Shares to the Investors, Redsky shall deliver that number of additional shares of common stock as is necessary to maintain 100% of the number of original Escrow Shares in the Escrow Account at all times.With respect to the 2007 and 2008 Perfomrance Targets, net income shall be defined in accordance with US GAAP and reported by us in our audited financial statements for each of 2007 and 2008, plus any amounts that (1) may have been recorded as charges or liabilities on the 2007 and 2008 financial statements, respectively, due to the application of EITF No. 00-19 that are associated with (i) any outstanding Warrants, (ii) the transactions contemplated by this escrow agreement, and (iii) any issuance under a performance based stock incentive plan that was in existence on the Closing Date, and (2) any and all expenses incurred by us in connection with the consummation of the transactions contemplated by the Purchase Agreement and the Share Exchange Agreement.  Upon the termination of the Escrow agreement, any and all Escrow shares remaining in the Escrow account shall be returned to the Registrant.

In connection with the Financing, we also entered into an Investor and Public Relations Agreement with the Investor. Pursuant to this agreement, $200,000 of the proceeds of the Financing was deposited into an escrow account for use by us in investor and public relations.

We are a party to separate Lock-Up Agreements between the Investor and Redsky, Gao Xincheng, Li Gaihong and Chen Jun (the “Restricted Persons”), under which the Restricted Persons have agreed with the Investor not to sell any shares of our common stock that such Restricted Persons presently own or may acquire after the Closing Date during the period commencing on the Closing Date and expiring on the date that is twelve months following the effective date of the Financing Registration Statement (the “Lock-up Period”); provided that, each Restricted Person also agrees that it shall not sell more than one-tenth (1/10) of the shares of our common stock he/she owns for a period of twenty four (24) months following the Lock-up Period.

A copy of the Exchange Agreement, the Purchase Agreement, the Form of Warrant, the Insider Registration Rights Agreement, the Financing Registration Rights Agreement, the Share Escrow Agreement and the Certificate of Designation, a form of the Lock-up Agreements are incorporated herein by reference and are filed as Exhibits 2.1, 10.1, 4.1, 10.2, 10.3, 10.4, 4.3 and 4.4, respectively, to this Form 8-K. The description of the transactions contemplated by the Exchange Agreement and the Purchase Agreement, and our obligations under the Insider Registration Rights Agreement, the Financing Registration Rights Agreement, the Share Escrow Agreement and the Warrant set forth herein do not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Item 2.01  Completion of Acquisition or Disposition of Assets

On the Closing Date, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired all of the issued and outstanding shares of stock of Baorun China in exchange for the issuance in the aggregate of 23,954,545 shares of our common stock to the Shareholders resulting in Baorun China becoming our wholly-owned subsidiary.

Our current corporate structure is set forth below:

Business

Business Overview

Prior to the Share Exchange, we were a public “shell” company with nominal assets. We were incorporated in the State of Delaware in July 1998 and until January 2007 engaged in the business of marketing pre-owned, brand name photocopy machines and employee leasing. In September 2006 our management at that time sold a majority interest in our shares to several purchasers that acted as an agent for serveral purchasers. As of January 1, 2007, under our new management we began to pursue an acquisition strategy, whereby we sought to acquire undervalued business with a history of operating revenues in markets that provide room for growth.

As a result of the Share Exchange, we are engaged in the development, exploration, production and distribution of bio-diesel and wholesale and processing of heavy oil and finished oil products. By utilizing several scientific innovations and technologies, we are able to make use of vegetable oils, animal oils, and the excess waste oils and waste extracts to produce environmentally-friendly bio-diesel products.

In October 2007, Baorun China, our wholly-owned subsidiary in Hong Kong, formed Redsky Industrial (Xi’an) Co., Ltd. (“Redsky China”) in the People's Republic of China. We operate our oil businesses in China primarily through Xi’an Baorun Industrial Development Co., Ltd. (“Xi’an Baorun”), which is based in China and wholly-owned by Chinese citizens, including our Chief Executive Officer and director, Mr. Gao Xincheng, who owns 70% of Xi’an Baorun. We do not have an equity interest in Xi’an Baorun. In order to meet domestic ownership requirements under Chinese law, which restrict foreign companies from operating in the finished oil industry, Redsky China executed a series of exclusive contractual agreements. These contractual agreements allow us to, among other things, secure significant rights to influence Xi’an Baorun’s business operations, policies and management, approve all matters requiring shareholder approval, and the right to receive 100% income earned by Xi’an Baorun. In addition, to ensure that Xi’an Baorun and its shareholders perform their obligations under these contractual arrangements, the shareholders have pledged to Redsky China all of their equity interests in Xi’an Baorun. At such time that current restrictions under PRC law on foreign ownership of Chinese companies engaging in the finished oil industry in China are lifted, Redsky China may exercise its option to purchase the equity interests in Xi’an Baorun directly.

Below is a summary of the contractual agreements entered into by us and the shareholders of Xi’an Baorun:

Exclusive Business Cooperation Agreement

Pursuant to an Exclusive Business Cooperation Agreement entered into by and between Redsky China and Xi’an Baorun on October 19, 2007, Redsky China has the exclusive right to provide to Xi’an Baorun complete technical support, business support and related consulting services, which include, among others, technical services, business consultations, equipment or property leasing, marketing consultancy and product research. Xi’an Baorun agrees to pay an annual service fee to Redsky China equal to a certain percentage of Xi’an Baorun’s audited total amount of operational income each year. This agreement has a ten-year term, subject to renewal and early termination in accordance with the terms therein.

Exclusive Option Agreements

Under Exclusive Option Agreements entered into by and among Redsky China, each of the three shareholders of Xi’an Baorun and Xi’an Baorun October 19, 2007, the shareholders of Xi’an Baorun, irrevocably grant to Redsky China or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of their respective equity interests in Xi’an Baorun for a purchase price to be designated by Redsky China to the extent allowed by applicable PRC laws and regulations. Redsky or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. Each of these agreements has a ten-year term, subject to renewal at Redsky China’s election.

Equity Pledge Agreements

Under the Equity Pledge Agreements entered into by and among Redsky China, Xi’an Baorun and each of the three shareholders of Xi’an Baorun October 19, 2007, the shareholders of Xi’an Baorun pledge, all of their equity interests in Xi’an Baorun to guarantee Xi’an Baorun’s performance of its obligations under the Exclusive Business Cooperation Agreement. If Xi’an Baorun or any of its shareholders breaches his/her respective contractual obligations under this agreement, or upon the occurrence of one of the events regarded as an event of default under each such agreement, Redsky China, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests. The shareholders of Xi’an Baorun agree not to dispose of the pledged equity interests or take any actions that would prejudice Redsky China's interest, and to notify Redsky China of any events or upon receipt of any notices which may affect Redsky China' interest in the pledge. Each of the equity pledge agreements will be valid until all the payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

Incentive Option Agreements

On October 19, 2007, Redsky entered into an Incentive Option Agreement with Mr. Gao Xincheng, whereby Redsky granted an incentive option to Mr. Gao to purchase, 3,000 ordinary shares of Redsky at an exercise price of $1.00 per share for a total aggregate consideration of $3,000. Mr. Gao has been granted the incentive options for the contributions that Mr. Gao has made and will continue to make to Redsky. Upon exercise of all of the options by Mr. Gao, Redsky shall repurchase the share of Redsky owned by the current sole stockhoder, and Mr. Gao shall become the sole stockholder of Redsky.

Industry and Market Overview

China Oil Markets

We believe that oil is the lifeline of the modern economy. The changes in oil prices have changed the growth rate of the world economy. Global prices for gasoline and diesel fuels have been rising in the past few years as oil prices continue to increase and supply concerns accelerate. The rapid economic development in China has resulted in a continuing rise in energy demand. The demand for oil in China has greatly exceeded the supply, which has caused China to become increasingly dependent on importing oil. We believe that the huge demand for oil and related products has provided a great opportunity for us. The following table depicts the demand for oil and oil supply in China in 2005, and the projections for 2010 through 2020.

	2005	2010	2015	2020
Oil Demand (1,000 tons)	270,000	310,000	350,000	400,000
Oil Supply (1,000 tons)	175,000	180,000	190,000	180,000
Shortage (1,000 tons)	96,000	130,000	160,000	220,000
Importation (%)	36%	41.9%	45.7%	55%

Source: 2006 Report on China Oil Market Analysis and Forecast.

China Bio-diesel  Markets

The rise in global oil prices, and global warming and other environmental awareness issues are increasing the demand for fuels derived from renewable resources. Technological innovations and the desire to reduce reliance on oil have motivated the production, research and development of the bio-diesel industry.

China’s bio-diesel industry is still underdeveloped, which we believe provides significant oportunities for us in this market. The following table depicts the forecast of production and sales of bio-diesel in China from 2005 to 2020:

	2005	2006	2007	2008	2009	2010	2020
Output (1,000 tons)	80	100	300	600	900	2,000	20,000
Sales (1,000 USD)	87,053	108,813	326,440	652,880	979,307	2,176,240	21,762,453
Output Growth Rate		25%	200%	100%	50%	122%	900%

Source 2005-2010 Report on China Bio-diesel Industry Prospects and Market Forecas.

The Demand for bio-diesel in China is directly related to the consumption rate of oil. China is now the second largest oil consumer in the world behind the United States, consuming approximately seven million barrels of oil per day, and China’s need for petroleum continues to grow rapidly. Today, the Chinese government and an increasing number of governments around the world are encouraging the introduction of bio-diesel fuel into their transport fuel mix to reduce harmful carbon dioxide emissions, improve air quality, and lessen dependence on imported fuels.

In February 2005, China enacted the Renewable Energy Law, which aims to promote the development and utilization of renewable energy, improve the energy structure, diversify energy supplies, safeguard energy security, protect the environment and realize the sustainable development of the economy and society. This legislation states that fuel retail businesses must begin to include “biological liquid fuel” in their sales or they will suffer imposed fines as China is seeking to reduce its dependence on fossil fuels in its diesel transportation vehicles.

Products

Oil Products.

We manufacture and sell a variety of oil products including gasoline, mineral-diesel, heavy oil, slurry and naphtha.

Bio-diesel.

Bio-diesel refers to a clean burning alternative fuel, produced from domestic, renewable resources. Bio-diesel is a methylesters (sometimes called “fatty acid methyl esters”) that is made through a chemical process called transesterification whereby glycerin is separated from fat or vegetable oil. The vegetable oil or fat can be castor oil, rapeseed oil, soybean oil, peanut oil, corn oil or cotton seed oil, animal oils, waste scraps from the refinery of the above oils and used cooking oil.

Bio-diesel contains no petroleum, but it can be blended at any level with petroleum diesel to create a bio-diesel blend. It can be used in compression-ignition (diesel) engines with little or no modifications. Bio-diesel has many benefits:

•	Excellent environmental performance.

•	Superior ignition.

•	Extensive use.

•	Compatibility with existing diesel engines.

•	Better lubrication to extend the life time of engines.

•	Safety.

•	From renewable energy sources.

•	Climate flexibility.

Gas Station.

We own and operate a gas station located in Xi’an, Shaanxi Province whereby we sell our oil products and bio-diesel to end users.

Competition; Competitive Advantages and Strategies

Oil Products.

We estimate that we have approximately ten major competitors in the Shaanxi Province that produce and distribute oil products similar to us, including Shaanxi Dongda Petro-Chemical Co., Ltd., Shaanxi Dayun Petrochemical Material Co., Ltd. and Baoji Huahai Industry Corp.

We believe we have the following advantages over our competitors in this market:

•	Qualification. We have obtained a distribution license from the Ministry of Commerce for the distribution of heavy oil and finished oil products.

•	Supply advantage. Shaanxi Yan Chang Oil (Group) Co., Ltd., one of the largest four qualified raw oil and gas exploration enterprises in China, is the largest oil supplier to us.

•	Advanced oil mixing technology. By applying our advanced oil mixing technology, the quality of our oil products has been greatly enhanced.

•
Special railway. We use three exclusive lines of railway to distribute our oil products. We are the only enterprise in Shaanxi Province that has the capability to distribute oil products to Yunnan Province, Guizhou Province and Sichuan Province directly and to other geographic areas in China in a timely manner.

•	Strong Storage Capability. Our oil depot storage capability reaches 37,000 steres.

•	Gas Station. We own and operate our own gas station, where we are able to sell our oil products.

Bio-diesel Fuels.

In the area of bio-diesel fuel production, we are not aware of the existence of any significant competitors in Shaanxi Province.

However, we face competition from competitors in other geographic areas in China and foreign competitors if such competitors choose to export their bio-diesel to China.

We believe that we have the following advantages over our competitors in this market:

•
Lower Cost of Supply. We have a rich and stable resource of feedstock for bio-diesel production, such as castor bean, Chinese pistache, Chinese prickly ash and Chinese pine. We are in partnership with local governments and farmers to establish our own feedstock supply base of 67,000 acres of which 8,400 acres has been completed. Our ability to produce our own supply of resources reduces supply costs.

•	Advanced Technologies and Equipments. By employing our own proprietary processing technology and equipment, our processing efficiency is greatly enhanced resulting in reduced processing costs.

•
Higher Quality. While China has not yet set forth standards for bio-diesel products, we employ the German and United States standards to develop and produce our bio-diesel products, which are recognized as high quality and acceptable in our industry worldwide. In addition, we believe that we maintain high quality bio-diesel, as a result of, employing our proprietary technologies, research and development efforts in connection with several universities and institutions and high quality feedstock.

•
Manufacturing Capability. We estimate that the demand for bio-diesel in China will be 20,000,000 tons by the end of 2010. However, we are one of only two companies with annual output over 100,000 tons so far. We believe that we have an opportunity to become the largest bio-diesel producer in China once our 300,000 ton manufacturing facilities are completed.

•
Lower Price. The cost of feedstock accounts for 75% of the total cost of the bio-diesel production. Relying on our own feedstock supply base, our bio-diesel costs are much lower than other competitors. Reduced supply costs enables us to offer our products at a lower price compared to our competitors which we believe will put us in a position ahead of our competitors for a larger share of the market.

•	Strong Industrial Relationship. Since we have been engaged in the oil trade business for many years, we have established strong industrial relationships with our customers.

•
Excellent Research and Development Capabilities. We have kept long term cooperative relationships with many top Chinese universities and institutions to engage in the research and development of new bio-diesel products including Tsinghua University, Xi’an Communication University, Xi’an Oil University, Northwest University of Forestry and Agricultural, Northwestern Chemical Research Institution and Luoyang Chemical Engineering Design Institute.

Growth Strategy

We currently have a number of initiatives in place to drive future growth.

•
Expanding bio-diesel fuel production capacity. In 2006, we built our 10,000 square-meter bio-diesel production facility with annual output capability of 100,000 tons, located in Tongchuan City, Shaanxi Province. We plan to expand such facility so that its annual output capability can reach 300,000-500,000 tons.

•
Expanding distribution channels of oil products and bio-diesel. In February 2007, we acquired a gas station located in Xi’an, Shaanxi Province. We plan to acquire thirty gas stations in the Shaanxi Province over the next three years.

•
Importation of oil products. We are in the process of applying for the license from the government necessary for engaging in the importation of oil products from overseas. China’s booming economy has fueled the increase of demand for oil products in China. In China, the government has been implementing guiding prices for oil products. As oil import tariffs falllower and the globalization of oil trade goes further, we believe that China’s oil trading companies will have more opportunities. When international oil prices are lower than China’s guiding price, those companies with importing licenses are able to purchase oil from overseas at relatively lower prices than in China, and are then able to increase their profits in sales. Additionally, as China’s oil market becomes more and more dependent on imports, we believe that an importing licenses would bring us more business opportunities and resources, and help enhance trading volume, build customer networks and increase our market share.

•	Enhancing proprietary technology. We plan to enhance our technology through continuous innovations, research and development efforts.

•
Establishing more feedstock planting bases. We plan to set up eight feedstock planting bases in Ankang City and Hanzhong City, in the Shaanxi Province. Currently, we have established four raw material bases in Danfeng, Ningqiang, Liuba, Tongchuan, respectively. One of our bases, Xi’an Weiyang District Limin Environmental Chemical Plant, is now under environmental evaluation, and we anticipate it will start running soon in November 2007 We anticipate that the other raw material bases will be established prior to June 30, 2008.

•
Acquisition of oil extracting plants. We plan to acquire 10-12 oil extracting plants in local areas for pre-process of feedstock for bio-diesel production. Hancheng City Golden Sun Prickly Ash Oil and Spicery Co.,Ltd.and Tongchuan City Hongguang oil processing plant have already become rough processing bases, and the we anticipate that the acquisition of oil processing plants will be consummated about prior to September 30,2008.

Sales and Marketing

We are one of the few licensed oil product distributors in the Shaanxi Province. Currently, we maintain 30% of the market share in the Shaanxi Province. In April 2004, we were granted a license to distribute finished oil products by the Ministry of Commerce of the People’s Republic of China. We are also one of thirteen enterprises that were recognized as qualified enterprises operating in the fuel business in Shaanxi Province by the Shaanxi Province Government. We have developed a stable sales network for current products in a number of provinces and municipalities including Shaanxi, Henan, Hebei, Shandong, Shanxi, Hunan, Hubei, Jiangxi, Guizhou, Yunnan, Beijing, Shanghai, Fujian and Xinjiang. As our business expands, we intend to further expand our sales network and develop more sales channels. We now employ 16 full-time salespersons.

Intellectual Property

Our core technologies consist of: (i) know-how technologies to improve the quality of heavy oil and finished oil products; and (ii) two utility model technologies and three inventions related to the bio-diesel production.

In September 2006, we filed, the following five applications with the State Intellectual Property Office of the PRC (“SIPO”), which were all accepted by SIPO:

• Application No. 200610152506.X for a new composite catalyst for preparing bio-diesel. On November 17, 2006, Xi’an Baorun received preliminary invention patent approval from SIPO for its proprietary bio-diesel compound activator.

• Application No. 200610152507.4 for a new technology for the processing bio-diesel with catalyst or splitting decomposition in liquid or gas face.

• Application No. 200610152508.9 for its bio-diesel processing technique.

• Application No. 200620137855.X for its new reaction vessel for preparing bio-diesel and composite diesel.

• Application No. 200620137854.5 for its new reaction equipment for preparing bio-diesel.

In addition, we own the rights to technologies developed jointly with various universities and research centers. We developed technologies for the production of bio-diesel jointly with the Xi’an Petroleum University and Northwest University of Forestry and Agriculture. We developed our proprietary technology for the production of bio-diesel jointly with the Beijing Qing Da Ke Ma Technology Co., Ltd. and ownership of the resultant technology was transferred to us by a contract dated September 4, 2006. We own the right to the oil mixing technology developed by Xi’an Petroleum University by a contract dated December 18, 2005.

Customers

We currently sell our oil products and bio-diesel to regional distributors in China that supply retail service stations and directly to end users through our retail service gas stations.

As of the fiscal year ended December 31, 2006, our top five customers - ranked by the dollar amount sold to each customer - contributed substantially to our revenues.

	Name of Customer	Products Sold	Sales for the Period by Customer	% of Sales for the Period
1	Zibo City Lin Zi Lu Hua Refined Chemicals Co., Ltd.	naphtha	$6,300,000	11.6%

2	Chuan Yu Branch of China Petroleum & Chemical Sales Corporation	gasoline	$12,640,000	23%

3	Shouguang City Lian Meng Petroleum & Chemical Co., Ltd.	long residuum	$9,620,000	12.7%

4	Shangdong Jin Cheng Petrochemical Group Co. Ltd.	diesel	$8,240,000	15%

5	Hubei Hong Xin Petrochemical Industrial Co., Ltd.	diesel	$6,170,000	11.3%

	Total Top Five Customers		$40,270,000	73.6%

	Total Company Results		$$54,430,000	100%

Regulation

We carry on our business in an industry that is subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing and construction, that may cause environmental waste, to adopt effective measures to control and properly dispose of waste gases, waste water, industrial waste, dust and other environmental waste materials. Fines may be levied against producers who cause pollution.

In accordance with the requirement of the Environmental Protection Law, we have installed the necessary environmental protection equipment, adopted advance environmental protection technologies, established responsibility systems for environmental protection, and reported to and registered with the relevant local environmental protection department. We have complied with the relevant law and have never paid a fee for excessive discharge pollutants.

Under PRC dangerous chemical laws and regulations, all dangerous chemical manufacturing facilities are required to obtain a Safe Production Permit. We obtained such permit in April 2007. The permit is valid for a period of three years and will be renewed for additional periods of three years. In order to renew the Safe Production Permit, the subject facility must not have had any death accidents and must pass the periodical inspections by the local work safety administration authorities during the three year period.

In addition, our business is in an industry that is subject to PRC finished oil products laws and regulations. These laws and regulations require enterprises engaged in the wholesaling of finished oil products including gasoline, diesel and bio-diesel to obtain a the Wholesaling Business License. We have obtained such license which is a long term one. Pursuant to the Administrative Measures on the Finished Oil Market promulgated by the Ministry of Commerce of PRC in 2006, the provincial level government authority inspects the enterprises annually which have acquired a Finished Oil Wholesale Business License and submits the inspection results to Ministry of Commerce. The enterprises which fail the annual inspection have the opportunity to cure such violations in a limited period of time; otherwise, the approval authority shall revoke their Finished Oil Wholesale Business Licenses. For the annual inspection, the governmental authority reviews the following items: (i) the execution and performance of the finished oil supply agreements; (ii) the operation results for the previous year; (iii) whether the finished oil distributor and the basic facilities comply with the technique requirements of the aforesaid Measures; and (iv) finished oil quality, quantity, fire protection, safe production, environmental protection. However, there are no provisions regarding renewal set forth in the Measures.

We anticipate that the PRC government will release an official standard for bio-diesel fuels in the near future. We will seek to qualify our products for the Bio-diesel Standard when it is released. We believe that our products are well positioned to qualify due to the early production of bio-diesel as well as our longstanding history of being in operation since 1999, among other things.

Legal Proceedings

We are not aware of any significant pending legal proceedings against us.

Property

The following table summaries the location of real property we own or lease.

Item	Address	Leased/Owned
1	2-20702, Dongxin City Garden, Xi’an, Shaanxi, China	Owned

2	Suite 1105, Floor 11, Building One, Dongxin Century Square, Xi’an, Shaanxi Province, China	Owned

3	Suite 1305, Floor 11, Building One, Da Hua Garden, Xi’an, Shaanxi Province, China	Owned

4	Suite 1105, Floor 11, Building One, Da Hua Garden, Xi’an, Shaanxi Province, China	Owned

5	Suite B-901, Zhong Fu New Village Plaza, Xi’an, Shaanxi Province, China	Owned

6	Space within the Northwest Fire-resistant Materials Factory, Tongchuan, Shaanxi Province, China	Leased

7	Suite 10719 and 10720, Dongxin Century Square, Xi’an, Shaanxi Province, China	Owned

We entered into a lease agreement with Northwest Fire-resistant Materials Factory in April 2006 whereby we were granted a use right to a piece of land, located in Tongchuan City, Shaanxi Province for building our oil exportation auxiliary facilities. We pay rent of 150,000 RMB annually which is paid in three installments for each year during the term of the lease agreement. This agreement has a term of ten years commencing in July 2007 and ending in June 2016. We believe our facilities are suitable and adequate for our current needs.

Employees

We have 73 employees. We are compliant with local prevailing wage, contractor licensing and insurance regulations, and have good relations with our employees.

Risk Factors

Risks Related to Our Business

We have a limited operating history.

Our limited operating history and the early stage of development of the industry in which we operate makes it difficult to evaluate our business and future prospects. Although our revenues have grown rapidly, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in operating losses.

We will continue to encounter risks and difficulties in implementing our business model, including potential failure to:

•	increase awareness of our products, protect our reputation and develop customer loyalty;

•	manage our expanding operations and service offerings, including the integration of any future acquisitions;

•	maintain adequate control of our expenses; and

•
anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

A significant portion of our sales is concentrated in a few major customers; the loss of any would have a material adverse impact on our revenues.

Our five largest customers accounted for approximately 74% of our sales in 2006. If not replaced, loss of any of these customers could significantly reduce our revenues.

Our reliance upon third party suppliers for feedstock may hinder our ability to be profitable.

We are dependent upon our relationships with third parties for our feedstock supply. We have agreements with five major feedstock suppliers. These suppliers provided approximately 84% of our feedstock in 2006. Should any of these suppliers terminate their supply relationships with us, or enter into the finished oil products business in competition with us, we may be unable to procure sufficient amounts of feedstock and our profitability may be limited. In addition, our suppliers may not perform their obligations as agreed, and we may be unable to specifically enforce our agreements. Competition for vegetable oil may result in higher prices and lower profit margins from the sale of our products. If we are unable to obtain adequate quantities of feedstock at economically viable prices, our business could be unprofitable and investors may lose their entire investment in us.

The price increase of raw materials, such as fat or vegetable oil, could increase the cost of our products and reduce our profit margin.

Fat, vegetable oil and various agricultural and botanic products are the major materials for our bio-diesel business. In the last two years, the prices of these raw materials have fluctuated substantially as have other raw materials due to the increasing demand in China resulting from its rapid economic development. Although we have managed to minimize the impact of such fluctuation in the past, there is no assurance that we will be able to do so in the future. If the price for these raw materials increases more significantly, our profit margin could decrease considerably we may not be able to maintain our profitability.

Our ability to operate at a profit is partially dependent on market prices for the petroleum and bio-diesel fuels. If the petroleum and bio-diesel prices drop significantly, we will be unable to maintain profitability.

Our results of operations and financial condition will be affected by the selling prices for petroleum and bio-diesel fuel products. Prices are subject to and determined by market forces over which we have no control. The amount of our revenues depends on the market prices for petroleum and bio-diesel fuels.

The markets in which we operate are highly competitive and fragmented and we may not be able to maintain market share.

We operate in highly competitive markets and expect competition to persist and intensify in the future. Our competitors are mainly domestic leaders in the energy and bio-diesel markets in China. We face the risk that new competitors with greater resources than us will enter our markets.

Our future success substantially depends on our ability to significantly increase both our manufacturing/storage capacity and output.

Our future success depends on our ability to significantly increase both our manufacturing/storage capacity and output. If we are unable to do so, we may be unable to expand our business, decrease our costs, maintain our competitive position and improve our profitability. Our ability to establish additional manufacturing/storage capacity and increase output is subject to significant risks and uncertainties, including:

•
the ability to raise significant additional funds to purchase and prepay for raw materials or to build additional manufacturing facilities, which we may be unable to obtain on reasonable terms or at all;

•	delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as increases in raw materials prices and problems with equipment vendors;

•	delays or denial of required approvals by relevant government authorities;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

If we are unable to establish or successfully operate additional manufacturing/storage capacity or to increase manufacturing output, or if we encounter any of the risks described above, we may be unable to expand our business as planned. Moreover, we cannot assure you that if we do expand our manufacturing/storage capacity and output we will be able to generate sufficient customer demand for our finished oil and bio-diesel to support our increased production levels.

Key employees are essential to growing our business.

Gao Xincheng, Chief Executive Officer and President and other senior management personnel are essential to our ability to continue to grow our business. Mr. Gao has established relationships within the industries in which we operate. If he were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue.

In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

If we need additional financing, which may not be available to find such financing on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our stockholders' interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

If we fail to adequately protect or enforce our intellectual property rights, or to secure rights to patents of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have filed five patent applications to the State Intellectual Property Office of the PRC. However, we cannot predict the degree and range of protection patents will afford us against competitors. Third parties may find ways to invalidate or otherwise circumvent our proprietary technology. Third parties may attempt to obtain patents claiming aspects similar to our patent applications. If we need to initiate litigation or administrative proceedings, such actions may be costly whether we win or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. If any of our intellectual property is disclosed, our value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether it wins or loses. All of the above could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights. However, we cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

We have never paid cash dividends and is not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We dos not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.

We do not have a majority of independent directors serving on our board of directors. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.

Our legal right to lease certain properties could be challenged by property owners or other third parties, which could prevent us from continuing to utilize those storage vessels and manufacturing factory or could increase the costs associated with utilizing those storage vessels and manufacturing factory.

We do not hold any land-use rights with respect to the manufacturing factory or oil storage facilities on which our bio-diesel manufacturing factory and finished oil storage vessels are located. Instead, our business model relies on leases with third parties who either own the properties or lease the properties from the ultimate property owner. We cannot assure you that the title to properties we currently lease will not be challenged. There may be challenges to the title of the properties which, if successful, could impair the development or operations of our storage or manufacturing on such properties. In addition, we are subject to the risk of potential disputes with property owners. Such disputes, whether resolved in our favor or not, may divert management attention, harm our reputation or otherwise disrupt our business.

In several instances, where our immediate lessors are not the ultimate owners of land or storage space, no consent was obtained from the owners to sublease the land or storage space to us. A lessor’s failure to duly obtain the title to the property or to receive any necessary approvals from the ultimate owner or the primary lease holder, as applicable, could potentially invalidate our lease or result in the renegotiation of such lease leading to less favorable terms. Moreover, we cannot assure you that the building ownership or leasehold in connection with our storage or manufacturing operations will not be subject to similar third-party challenges.

Our lessors’ failure to comply with lease registration and other compliance requirements under PRC law may subject these lessors or us to fines or other penalties that may negatively affect our ability to utilize storage vessels or bio-diesel manufacturing factory.

We are subject to a number of land- and property-related legal requirements. For instance, under PRC law, all lease agreements are required to be registered with the local housing bureau and any lease of available military real estate should adopt standard military lease agreement and such lease agreement wouldn’t become effective unless approved by military real estate administrative authorities. Currently, none of the lessors of the storage vessels we operate and manage had obtained registrations or approval of their leases from the relevant authorities as required and we continue to request these lessors to obtain registrations under our lease agreements with them. The failure of our lessors to register lease agreements as required by law or to get the lease approved may subject these lessors or us to fines or other penalties which may negatively affect our ability to operate those storage vessels covered under those leases.

Accidents or injuries in our finished oil storage vessels or bio-diesel manufacturing factory may adversely affect our reputation and subject us to liability.

There are inherent risks of accidents or injuries when working in finished oil storage vessels or bio-diesel manufacturing factory. Death and accidents could prevent us from renewing our Safety Production Permit. One or more accidents or injuries at any of our finished oil storage vessels or bio-diesel manufacturing factory could adversely affect our safety reputation among customers and potential customers and increase our costs by requiring us to take additional measures to make our safety precautions even more visible and effective. If accidents or injuries occur at any of our finished oil storage vessels or bio-diesel manufacturing factory, we may be held liable for costs related to the injuries. Our current property and liability insurance policies may not provide adequate coverage and we may be unable to renew our insurance policies or obtain new insurance policies without increases in cost or decreases in coverage levels.

We have limited insurance coverage.

We don’t carry property insurance that covers the assets that we own at our leased storage space and manufacturing factory that actually owned by our lessors. Although we require our lessors to purchase customary insurance policies, we cannot guarantee that they will adhere to such requirements. If we were held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, our business, results of operations and financial condition may be materially and adversely affected. In addition, we do not have any business disruption insurance coverage for our operations to cover losses that may be caused by natural disasters or catastrophic events, such as SARS or avian flu. Any business disruption or natural disaster may result in our incurring substantial costs and diversion of our resources.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Lack of experience as officers of publicly-trade companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under our current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive a substantial portion of ours sales from China.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese renminbi into foreign currencies and, if Chinese renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

Our ability to implement our planned development is dependent on many factors, including the ability to receive various governmental permits.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business including, without limitation, Safety Production Permits and Finished Oil Products Distribution License and Dangerous Chemical Distribution License. We are required to comply with applicable production safety standards in relation to our production processes. Our premises and equipment are subject to periodically inspections by the regulatory authorities for compliance with the dangerous chemical safety production laws and regulations and finished oil distribution laws and regulations. Failure to pass these inspections, or the loss of or suspend some or all of our production activities, which could disrupt our operations and adversely affect our business.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

We may not be guaranteed of a continuance to receive the preferential tax treatment we currently enjoy, and dividends paid to us from our operations in China may become subject to income tax.

The rate of income tax on companies in China may vary depending on the availability of preferential tax treatment or subsidies based on their industry or location. The current maximum corporate income tax rate is 33%. The PRC government promulgated on March 16, 2007 the new Enterprise Income Tax Law that will be effective as of January 1, 2008. Pursuant to the new law, the enterprise income tax of 25% shall be apply to any enterprise. Although we were approved by the local tax authority to be exempted from the enterprise income tax for a period commencing in 2005 and ending in 2010, we do not know whether such new law may change the preferential treatment that was granted to us. Any loss or substantial reduction of the tax benefits enjoyed by us would reduce our net profit.

We have entered into contractual agreements with Xi’an Baorun to control and realize the benefits of the business. We are relying upon PRC laws and there is substantial uncertainty regarding the interpretation and application of current or future PRC laws and regulations.

Since we are deemed to be foreign persons or foreign-funded enterprises under PRC laws and cannot directly invest in companies operating in the finished oil production industry, we operate our businesses in China through Xi’an Baorun, an operating company that is owned by PRC citizens and not by us. We control Xi’an Baorun through a series of contractual arrangements. Although we believe we are in compliance with current PRC regulations, we cannot be sure that the PRC government would view these contractual arrangements to be in compliance with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. In the opinion of our PRC legal counsel, our current ownership structure and the contractual arrangements comply with all existing applicable PRC laws, rules and regulations after completion of certain registration procedures. Because this structure has not been challenged or examined by PRC authorities, uncertainties exist as to whether the PRC government may interpret or apply the laws governing these arrangements in a way that is contrary to the opinion of our PRC counsel. If we, our wholly-owned subsidiaries or Xi’an Baorun, were found to be in violation of any existing PRC laws or regulations, the relevant regulatory authorities would have broad discretion to deal with such violation, including, but not limited to the following:

•  levying fines;

•  confiscating income;

•  revoking licenses;

•  shutting down servers or blocking websites;

•  requiring a restructure of ownership or operations; and/or

•  requiring the discontinuance of our businesses.

Any of these or similar actions could cause significant disruption to our business operations or render us unable to conduct our business operations and may materially adversely affect our business, financial condition and results of operations.

The contractual agreements between Redsky China and Xi’an Baorun may not be as effective in providing operational control as direct ownership of these businesses and may be ineffective to permit consolidation of the financial results of the business.

We depend on Xi’an Baorun, an operating company in which we have no equity ownership interest, for substantially all of our operations, revenues and net income, and must rely on contractual agreements to control and operate these businesses. Although we have been advised by PRC legal counsel that after completion of certain registration procedures our contractual arrangements with the operating company are valid, binding and enforceable under PRC laws and regulations, these contractual agreements may not be as effective in providing and maintaining control over the operating company and its business operations as direct ownership of these businesses. For example, we may not be able to take control of Xi’an Baorun upon the occurrence of certain events, such as the imposition of statutory liens, judgments, court orders, death or incapacity. Furthermore, if the operating company and its shareholders fail to perform as required under those contractual agreements, we will have to rely on the PRC legal system to enforce those agreements, and due to the uncertainties that exist under PRC law about its structure, there is no guarantee that we will be successful in an enforcement action and any action could result in the disruption of our business, damage to our reputation, diversion of our resources and significant costs. In addition, the PRC government may propose new laws or amend current laws that may be detrimental to our current contractual agreements with the operating company, which may in turn have a material adverse effect on our business operations.

As stated above we do not have an equity interest in Xi’an Baorun, as current PRC regulations restrict ownership of companies operating in the finished oil industry to domestic Chinese entities. Accordingly, we have entered into a series of exclusive contractual agreements with Xi’an Baorun, through our acquisition of our Hong Kong subsidiary Baorun China, which has established Redsky China, a Chinese subsidiary, which ultimately entered into these contractual agreements with Xi’an Baorun. As a result of Redsky China’s contractual relationship with Xi’an Baorun, we have secured significant rights to influence Xi’an Baorun’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive 100% of income earned by Xi’an Baorun. In addition, to ensure that Xi’an Baorun and its shareholders perform certain obligations under their contractual arrangements, the Xi’an Baorun shareholders have pledged to Redsky China all of their equity interests in Xi’an Baorun. Based on these contractual relationship with Xi’an Baorun, we have determined a variable interest entity has been created in accordance with FASB Interpretations - FIN 46(R): Consolidation of Variable Interest Entities (as amended)(“FIN 46(R)”). Under FIN 46(R), we will present Xi’an Baorun as a subsidiary in our consolidated financial statements.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005.

According to Notice 75:

•
prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

•
an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

•
an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. It remains uncertain whether PRC residents shall go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules, who may indirectly hold our shares through the participation and exercise of incentive stock option granted by the Redsky Group Limited, a shareholder of us.

As a result, we cannot predict how they will affect our business operations following a business combination. For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

Recent PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or New M&A Rule, which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Administrative Permits”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based on our understanding of current PRC Laws, we are not sure whether the New M&A Rule would require us or our entities in China to obtain the CSRC approval in connection with the transaction contemplated by the Exchange Agreement in connection with the share exchange.

Further, if the PRC government finds that we or our Chinese shareholders did not obtain the CSRC approval, which CSRC may think we should have obtained before our executing the Exchange Agreement, we could be subject to severe penalties. The New M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Government regulations on environmental matters in China may adversely impact on our business.

Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

We have obtained all permits and approvals and filed all registrations required for the conduct of its business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on our business, financial condition and results of operations. We are in compliance in all material respects with the numerous laws, regulations, rules, specifications and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition and results of operations.

The PRC governmental authorities have not revealed any material environmental liability that would have a material adverse effect on us. We have not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of our properties or business operations, nor are we aware of any other material environmental condition with respect to any of our properties or arising out of our business operations at any other location. However, in connection with the ownership and operation of its properties (including locations to which we may have sent waste in the past) and the conduct of its business, we potentially may be liable for damages or cleanup, investigation or remediation costs.

No assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. State and local environmental regulatory requirements change often.

It is possible that compliance with a new regulatory requirement could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

Risks Related to the Common Stock

If we do not timely file and have declared effective the registration statements pursuant to the Financing and the Share Exchange Agreement, we will be subject to liquidated damages.

Pursuant to the Financing and the Share Exchange Agreement, we entered into two Registration Rights Agreements. Under these agreements, we are obligated to file one registration statement providing for the resale of shares of common stock issued to one of the stockholders of Baorun China and shares of common stock that were issued to certain of our stockholders prior to the share exchange (the “Insider Registration Statement”) and one registration statement providing for the resale of the shares of common stock underlying the Preferred Shares issued in the Financing (the “Financing Registration Statement”, collectively with the Insider Registration Statement, the “Registration Statements”). Pursuant to the Registration Rights Agreements, we agreed to file and have declared effective the Registration Statements by certain dates. Although we believe that we and our advisors will be able to take all steps necessary to permit the SEC to declare the Registration Statements effective timely, it is possible that the SEC may, by application of policies or procedures that vary from past policies and procedures, delay the effectiveness of the Registration Statements or make it impractical for us to respond to the SEC in a manner that permits us to declare the Registration Statements effective. If we do not meet these timelines, then we must pay liquidated damages in the amount of 0.75% of the purchase price of the securities being registered, per month, subject to a maximum limit of 7.5%, or 1% of the purchase price of the securities being registered, per month, subject to a maximum limit of 10% pursuant to the Insider Registration Rights Agreeement and the Financing Registration Rights Agreement, respectively

When the Insider Registration Statement and the Financing Registration Statement become effective, there will be a significant number of shares of common stock eligible for sale, which could depress the market price of such stock.

Following the effective date of the Registration Statements, a large number of shares of common stock will become available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of one year may, upon filing a notification with the SEC on Form 144, may sell common stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

The outstanding warrants may adversely affect us in the future and cause dilution to existing shareholders.

There are currently 2 warrants outstanding. The terms of these warrants expire in 2012. The exercise price of these warrants range from $3.00 to $4.40 per share, subject to adjustment in certain circumstances. Exercise of the warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock, which is listed on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future. During the month of September 2007, our common stock traded an average of approximately zero shares per day. As of October 23, 2007, the closing bid price of our common stock was $2.25 per share. As of October 23, 2007, we had approximately 163 shareholders of record of our common stock and 1 shareholder of record of our Series A Preferred Stock, not including shares held in street name. In addition, during the past year our common stock has had a trading range with a low price of $1.01 per share and a high price of $5.00 per share.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our Common Stock is considered “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore is a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares.

SELECTED FINANCIAL DATA

The following selected financial data is for our operating subsidiary, Xi’an Baorun Industrial Development Co., Ltd., and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth elsewhere in this Form 8-K. The selected financial data presented below for the fiscal years ended December 31, 2004, 2005 and 2006 are derived from financial statements audited by Sherb & Co., LLP, an independent accounting firm, and should be read in conjunction with the financial statements of Xi’an Baorun and notes thereto, set forth elsewhere in this Form 8-K.

Selected Historical Financial Data

The following tables set forth selected historical and projected financial information as of the dates and for the periods indicated.

The statement of operations data for each of the three fiscal years ended December 31, 2004, 2005 and 2006 and the balance sheet data as of December 31, 2005 and 2006 have been derived from our audited financial statements included elsewhere in this Form 8K. The statement of operations data for the six months ended June 30, 2006 and 2007, and the balance sheet data as of December 31, 2006 are derived from our unaudited financial statements, included elsewhere in this Form 8K.

	Six Months Eneded June 30	Six Months Eneded June 30	Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

Revenue	$25,276,379	$24,275,954	$54,427,820	$29,217,184	$28,733,183
Cost of revenues	22,318,179	21,518,414	48,666,440	24,843,313	27,148,880
Gross profit	2,958,200	2,757,540	5,761,380	4,373,871	1,584,303

General and administrative expenses	514,636	83,592	356,392	216,362	158,578

Operating profit	2,443,564	2,673,948	5,404,988	4,157,509	1,425,725

Other income (expense)
Interest income	-	-	22,169	23,594	7,603
Interest expenses	(62,033)	(33,009)	(108,423)	(40,016)	(127,551)
Other income	-	-	24,845	-	-
Total other income
(expense)	(62,033)	(33,009)	(61,409)	(16,422)	(119,948)

Net income	2,381,531	2,640,939	5,343,579	4,141,087	1,305,777

Other comprehensive income
Unrealized foreign currency translation	360,729	114,725	464,099	128,667	31,341

Comprehensive income	$2,742,260	$2,755,664	$5,807,678	$4,269,754	$1,337,118

	Year Ended December 31,
	2006	2005	2004

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,272,876	$1,024,091	$1,307,838
Working capital	$13,110,608	$7,998,979	$15,571,533
Total assets	$20,345,403	$11,910,327	$27,594,813
Total debt (including current maturities)	$6,076,044	$3,477,576	$10,583,194
Stockholders' equity	$14,269,359	$8,432,751	$17,011,619

Financial Projection for Fiscal Years Ending December 31, 2007, 2008 and 2009

The selected financial data for the fiscal years ending December 31, 2007, 2008 and 2008 are based on management’s projections. While the projections set forth below are based on forecasts and assumptions that management considers reasonable, they are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. In addition, the projections assume that no event will occur that materially disrupts our business. Accordingly, there can be no assurance that the projections will be achieved and the actual results may well vary significantly from those shown. These projections have been prepared by our management and have not been opined upon, reviewed or compiled by independent public accountants and are not presented in accordance with generally accepted accounting principles. Further, these projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants regarding projections.

	2007	2008	2009
	(in thousands)
Sales	$92,030	$166,913	$220,533
Cost of good sold	81,064	145,678	192,415
Selling expenses	1,146	2,000	2,529
Sales taxes and additions	990	2,025	2,353
Gross profit	8,885	17,210	23,236
Admin expenses	543	1,140	1,293
Financial expenses	115	157	206
Total income	8,227	15,913	21,736
Net income	8,227	15,913	21,736

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this Form 8-K.

Company Overview

We are a producer and distributor of heavy oil and finished oil. We also engage in the research and development, manufacturing and distribution of bio-diesel.

We now operate three oil depots located in Xi’an, the Shaanxi Province, 2.65 km special transportation rail track and one 10,000 square-meter bio-diesel production plant located in Tongchuan, the Shaanxi Province, China. Our major market is China. Currently, our products are sold in 14 provinces and municipalities of China covering the Shaanxi Province, Henan Province, Hebei Province, Shangdong Province, Shanxi Province, Hunan Province, Hubei Province, Jiangxi Province, Guizhou Province, Yunnan Province, Beijing, Shanghai, Fujian Province and Xinjiang. We conduct our business operations through our wholly-owned subsidiary Redsky China and thereby through a variable interest entity Xi’an Baorun. Both companies are incorporated in PRC.

Critical Accounting Policies

We prepare our financial statements in accordance with generally accepted accounting principles in the United States. In doing so, we have to make estimates and assumptions that affect our reported amount of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on historical data and trends and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We do not believe that there are any critical or significant accounting estimates included in the condensed consolidated financial statements.

Revenue Recognition. We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company: our revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Foreign Currency Translation. Our functional currency is the Chinese Renminbi (“RMB”). Our financial statements are translated to United Stated dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders' equity as other comprehensive income. The cumulative translation adjustment and effect of exchange rate changes at December 31, 2006 and 2005 was $624,806 and $160,707 respectively.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

On July 21, 2005, the central government of China allowed the RMB to fluctuate, ending its decade old valuation peg to the U.S. dollar. The new RMB rate reflects approximately a 2% increase in value against the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. We do not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

Comparison of Periods Ended June 30, 2007 and June 30, 2006

Sales Revenue. Sales revenue increased $1,000,425, or 4.12%, from $24,275,954 in 2006 to $25,276,379 in 2007. The increase in sales revenue is attributable to the lease of Min Hang Oil Tank resulting in the expansion of our oil distribution by road.

Sales Cost. Sales cost increased $799,765, or 3.72% from $21,518,414 in 2006 to $22,318,179 in 2007. The increase of sales cost is due to the increase of sales revenue.

Gross profit. Gross profit increased $200,660, or 2.8% from $2,757,540 in 2006 to $2,958,200 in 2007. The increase of gross profits is attributable to the increase of sales revenue.

General and Administrative Expense. General and administrative expenses increased $431,004, or 516% from $83,592 in 2006 to $514,636 in 2007. The increase of general and administrative expenses is due to expenses incurred in the bio-diesel project construction.

Interest Expense. Interest expense increased $29,024, or 87.93% from $33,009 in 2007 to $62,033. The increase of financial expense is due to the increase of bank acceptance from our clients and the bank discount interests.

Net Income. Net income decreased $259,408, or 9.82%, from $2,640,939 in 2006 to $2,381,531 in 2007. The decrease of net income is due to the increase of the general and administrative expenses resulting from the bio-diesel project is greater than the increase of gross profits.

Comparison of Years Ended December 31, 2006 and 2005

Sales Revenues. Sales revenue increased $25,210,636, or 86.28%, from $29,217,184 in 2005 to $54,427.820 in 2006. The increase of sales revenue is attributable to the expansion of our finished oil distribution business.

Sales cost. Sales cost increased $23,823,127, or 95.89%, from $24,843,313 in 2005 to $48,666,440 in 2006. the increase of sales cost is due to the increase of sales revenue in 2006.

Gross Profit.   Gross profit increased $1,387,509, or 31.72%, from $4,373,871 in 2005 to $5,761,380 in 2006 and 2005. The increase of gross profit is due to the increase of sales revenue in 2006.

General and Administrative Expense. General and administrative expense increased $140,030, or 64.72%, from $216,362 in 2005 to $356,392 in 2006. The increase of general and administrative expense is attributable to the lease of Sanqiao Oil Tank by us resulting in the expansion of the oil distribution operation by road.

Interest expense. Interest expense increased $68,407, or 170.95%, from $40,016 in 2005 to $108,423 in 2006. The increase of financial expense is due to the increase of bank loan.

Net income. Net income increased $1,202,492, or 29%, from $4,141.087 in 2005 to $5,343,579 in 2006. The increase of net income is attributable to the expansion and increase of oil trade and sales revenue.

The Chinese tax authority has approved that we are exempt from paying income tax from 2004 to 2010 because we use the waste gas, waste water and residue to produce our products.

Comparison of Years Ended December 31, 2005 and 2004

Sales Revenues. Sales revenue increased $484,001, or 1.7%, from $28,733,183 in 2004 to $29,217,184 in 2005. The increase of sales revenue is attributable to the lease of Tongchuan Oil Tank resulting in more business.

Sales cost. Sales cost decreased $2,305,567, or 8.5%, from $27,148,880 in 2004 to $24,843,313 in 2005. The decrease of sales cost is due to oil products from national supplying program at low purchase price.

Gross Profit. Gross profit increased $2,789,568, or 176%, from $1,584,303 in 2004 to $4,373,871 in 2005. The increase of gross profit is due to an increase of Sales Revenues resulting from low purchase price of oil products.

General and Administrative Expense. General and administrative expense increased $57,784, or 36.43%, from $158,578 in 2004 to $216,362 in 2005. The increase of general and administrative expense is attributable to more business developing costs come from business expansion.

Interest expense. Interest expense decreased $87,535, or 68.63%, from $127,551 in 2004 to $40,016 in 2005. The increase of financial expense is due to decrease of bank acceptance from our clients and the bank discount interests..

Net income. Net income increased $2,835,310, or 217%, from $1,305,777 in 2004 to $4,141,087 in 2005. The increase of net income is attributable to the increase of sales revenue and the decrease of sales cost and financial expense.

Liquidity and Capital Resources

In summary, our cash flows were as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

Net cash provided by (used in) operating activities	$749,882	$(724,156)	$(432,958)	$(204,652)	$378,008
Net cash used in investing activities	$(418,247)	$(293,644)	$(891,284)	$(19,659)	$(97,708)
Net cash (used in) provided by financing activities	$(1,058,216)	$979,719	$1,334,905	$(36,591)	$(159,669)
Effect of exchange rate on cash	$360,729	$114,725	$464,099	$128,033	$31,341
Increase (decrease) in cash	$(365,852)	$76,644	$474,762	$(132,869)	$151,972
Cash - beginning of period	$631,443	$156,681	$156,681	$289,550	$137,578
Cash - end of period	$265,591	$233,325	$631,443	$156,681	$289,550

We have financed operations primarily through profit and bank loans.

Our cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China.

Our principal sources of liquidity are our cash and cash generated from operations. We believe that our existing cash and cash generated from operations will be sufficient to satisfy our current level of operations. Our liquidity could be negatively affected by a decrease in demand for our products. In addition, we may need to raise additional capital through future debt or equity financings to fund our growth.

Operating Activities

Cash used in operating activities primarily consists of net income and change in operating assets and liabilities. Cash used in operating activities for the year ended December 31, 2006 was $432,958 and consisted of net income of $5,343,579, and change in operating assets and liabilities of $5,880,980. Changes in operating assets and liabilities primarily consisted of an increase of accounts receivable of $3,578,855 an increase of $1,791,200 from inventories, an increase of $1,826,306 from advances to suppliers, and an increase of 1,226,872 from accounts payable.

Cash used in operating activities for the year ended December 31, 2005 was $204,008 and consisted of net income of $4,141,087 and changes in operating assets and liabilities of $4,426,391. Changes in operating assets and liabilities primarily consisted of an increase in advances to suppliers of $4,411,600, an increase in due from related party of $528,426, a decrease in accounts receivable of $734,378, an increase in accounts payable of $1,040,244, and a decrease of $1,456,698 in advance from customer.

Cash provided by operating activities for the year ended December 31, 2004 was $378,008 and consisted of net income of $1,305,777 and changes in operating assets and liabilites of ($985,150), Changes in operating assets and liabilities primarily consisted of an increase in inventories of $1,279,711, an increase in due to related parties of $908,722, and an increase in notes payables-trade of $1,388,550.

Investing Activities

Cash used in investing activities for the year ended December 31, 2006 was $891,284 and attributable to construction in progress and purchase of equipment. Cash used in investing activities for the year ended December 31, 2005 was $19,659 and is attributable to purchase of equipment. Cash used in investing activities for the year ended December 31, 2004 was $97,708 and is attributable to the purchase of equipment and investments.

Financing Activities

Cash provided by financing activities for the year ended December 31, 2006 was $1,334,905, consisting primarily of short-term loans and long-term notes payable. Cash used in financing activities for the year ended December 31, 2005 was $36,591, which was related to long-term notes payable. Cash used in financing activities for the year ended December 31, 2004 was $159,669 which was primarily an increase in restricted cash offset by a contribution of capital.

Our future capital requirements will depend on a number of factors, including:

•	the progress of our product research and development;

•	the cost of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights;

•	competing technological and market developments;

•	our ability to maintain our existing and establish new collaborative relationships; and

•	the development of commercialization activities and arrangements.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined by rules recently enacted by the Financial Accounting Standards Board, and accordingly, no such arrangements are likely to have a current or future effect on our financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Description of Securities

Common Stock

We have 80,000,000 authorized shares of common stock, $0.0001 par value per share, of which 25,454,545 shares of common stock are issued and outstanding. Each holder of shares of common stock is entitled to one vote per share at stockholders' meetings. Our Articles of Incorporation do not provide for cumulative voting for the election of directors. Holders of shares of common stock are entitled to receive, pro rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the stockholders. Upon any liquidation, dissolution or winding-up, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of common stock are paid for, fully paid and non-assessable.

Preferred Stock

We have 1,000,000 authorized shares of preferred stock par value $0.0001 per share, of which 1,000,000 shares are designated as Series A Convertible Preferred Stock (the “Preferred Shares”), and of which 1,000,000 shares are issued and outstanding.

The principal terms of the Preferred Shares are as follows:

Voting. Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Preferred Shares and except as otherwise required by Delaware law, the Preferred Shares has no voting rights. We shall not affect such specified transactions, which include authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of stock, ranking pari passu or senior to the Preferred Shares, with respect to the distribution of assets on liquidation, dissolution or winding up, without the affirmative vote or consent of the original holder of the Preferred Shares and the holders of 25% of the Preferred Shares outstanding at the time, the calculation of which shall include the original holder’s percentage of ownership of the Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Preferred Shares vote separately as a class. The common stock into which the Preferred Shares is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding common stock and none of the rights of the Preferred Shares.

Dividends. The holders of the Preferred Shares are not entitled to any dividends.

Conversion. Each holder of the Preferred Shares is entitled to convert the the Preferred Shares held by such person into 4,545,455 fully paid and nonassessable shares of common stock. At any time on or after the issuance date, the holder of any such shares of Preferred Shares may, at the holder's option, elect to convert all or any portion of the shares of the Preferred Shares held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the liquidation preference amount ($10.00) of the shares of Preferred Shares being converted divided by (ii) the conversion price, which initially is $2.20 per share, subject to certain adjustments. If within 3 business days of our receipt of an executed copy of a conversion notice the transfer agent shall fail to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder's conversion of the Preferred Shares or to issue a new preferred stock certificate representing the number of shares of Preferred Shares to which such holder is entitled, we shall pay additional damages to such holder on each business day after such 3rd business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of Preferred Shares represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our common stock on the last possible date which we could have issued such common stock and such certificate, as the case may be, to such holder timely. If we fail to pay those additional damages within 5 business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

The conversion price of the Preferred Shares may be adjusted in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents.

Pursuant to the terms of the Designation, no holder may convert any shares of his/her Preferred Shares, if after giving effect to such conversion, such person would beneficially own in excess of 4.99% of the then outstanding shares of our common stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

Liquidation. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Preferred Shares then outstanding shall be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to $10.00 per share or the liquidation preference amount, of the Preferred Shares before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount payable to the holders of outstanding shares of the Preferred Shares tock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Preferred Shares, then all of said assets will be distributed among the holders of the Preferred Shares and the other classes of stock ranking pari passu with the Preferred Shares, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Preferred Shares shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Preferred Shares. All payments pursuant thereto, shall be in cash, property (valued at its fair market value as determined by an independent appraiser chosen by the Company and reasonably acceptable to the holders of a majority of the Preferred Shares) or a combination thereof; provided, however, that no cash shall be paid to holders of junior stock unless each holder of the outstanding shares of Preferred Shares has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein.

In addition, under the terms of the Purchase Agreement, holders of Preferred Shares have a right of first refusal with respecto to any future offerings of our securities for a period of 24 months after the Closing Date. Each holder of the Preferred Shares has the right to require us to redeem such holder's shares of series A preferred stock solely in the event of a major transaction or triggering event as defined in the Certificate of Designation.

Warrants

We issued a Series A-1 Warrant to purchase 3,409,091 shares of our common stock at an exercise price of $3.00 and a Series A-2 Warrant to purchase 2,272,728 shares of our common stock at an exercise price of $4.40. Each warrant has a five year term from the issuance date.

The Warrants, at the option of the holder, may be exercised by cash payment of the exercise price or if the registration statement is not then declared effective by the SEC by “cashless exercise”.  We will not receive any additional proceeds to the extent that warrants are exercised by cashless exercise.

Commencing 24 months following the Closing of the Financing, if the per share market value of one share of common stock is greater than the warrant price and the registration statement is not in effect, in lieu of exercising this warrant by payment of cash, the warrant holder may exercise the warrant by a cashless exercise by surrender of the warrant, in which event the Issuer shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y - (A)x(Y)
   B

Where	X =	the number of shares of common stock to be issued to the warrant holder.

Y =	the number of shares of common stock purchasable upon exercise of all of the warrant or, if only a portion of the warrant is being exercised, the portion of the warrant being exercised.

A =	the warrant price.

B =	the per share market value of one share of common stock.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

For a period of 1 year following the original issue date (the “Full Ratchet Period”), in the event we shall issue any additional shares of common stock, at a price per share less than the exercise price then in effect or without consideration, then the exercise price upon each such issuance shall be adjusted to a price equal to the consideration per share paid for such additional shares of common stock.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Pursuant to the terms of the Warrants, we shall not effect the exercise of any Warrants, and no person who is a holder of any Warrant shall have the right to exercise his/her Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 4.99% of the then outstanding shares of our common stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

Registration Rights

The registration rights of the Preferred Shares and Warrants are described in Item 1.01 above.

Market Price of and Dividends on Common Equity and Other Shareholder Matters.

There is no change in the market for our securities as a result of the Share Exchange. Our common stock, par value $.0001, is listed for quotation in the OTCBB under the symbol “IIMG.OB”. There is a limited active trading market in our securities.

Since July 2005, our common stock has been quoted on the Over the Counter Bulletin Board, or OTCBB, under the symbol "IIMG.OB".

The following table shows by each fiscal quarter the range of high and low bid quotations reported by the OTCBB in each fiscal quarter from January 1, 2005 to September 30, 2007. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2005	High		Low
First Quarter	$	N/A	$	N/A
Second Quarter		N/A		N/A
Third Quarter		0.35		0.25
Fourth Quarter		0.25		0.20

2006	High	Low
First Quarter	$0.30	$0.20
Second Quarter	0.25	0.25
Third Quarter	0.25	0.07
Fourth Quarter	0.15	0.07

2007	High		Low
First Quarter	$	N/A	$	N/A
Second Quarter		N/A		N/A
Third Quarter		5.00		1.01

As of October 23, 2007, there were 163 holders of record of our Common Stock and 1 holder of record of our Preferred Shares.

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of the business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding our equity compensation plans in effect as of December 31, 2006:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	$0	5,840,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	5,840,000

Our 2003 Equity Incentive Program (the “Plan”) provides for the grant of incentive stock options, nonqualified stock options, and restricted stock awards (the “Awards”). Certain Awards are intended to qualify as "incentive stock options" within the meaning of the Internal Revenue Code (the "Code"). Other Awards granted under the Plan are not intended to qualify as incentive stock options under the "Code". The Plan was approved by our stockholders on August 11, 2003.  The shares of common stock underlying Awards that can be granted under our Plan were registered on a Form S-8 with the SEC on November 24, 2003.

The total number of shares of our common stock that may be issued under the Plan may not exceed 6,000,000, of which 1,000,000 will be available for issuance as incentive stock option grants and 5,000,000 will be available for issuance as nonqualified stock option grants. The total number of shares may be increased annually based upon the total number of common stock outstanding in subsequent years. We currently have no Awards issued under the Plan.

Legal Proceedings

In the normal course of business, we are subject to claims and litigation. We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

Recent Sales of Unregistered Securities

See Item 3.02 below.

Indemnification of Directors and Officers

The Company's Certificate of Incorporation, as amended, provides that the Company must, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify all persons whom it has the power to indemnify from and against all expenses, liabilities or other matters. The Company's By-laws further provide that the Company must indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law and provides for the advancement of expenses incurred by such persons in advance of final disposition of any civil or criminal action, suit or proceeding, subject to repayment if it is ultimately determined that he or she was not entitled to indemnification. The indemnification and advancement of expenses provided in the By-laws are expressly deemed to not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may otherwise be entitled.

Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 23, 2007 (after giving effect to the Share Exchange and the Financing) by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. As of October 23, 2007, we had 25,454,545 shares of common stock issued and outstanding

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is Dongxin Century Square 7F, Xi’an Hi-tech Development District, Xi’an, China.

All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of October 23, 2007, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares of Common Stock
Redsky Group Limited (1)	22,454,545	88.21%
Princeton Capital Group	1,500,000	5.89%
Gao Xincheng	—	*
Li Gaihong	—	*
Chen Jun	—	*
John Vogel(2)	4,000	*
All Directors, Executive Officers and Director Nominees, as a group	—	—

* Less than one percent

(1) The business address of Redsky Group Limited is P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

(2) The business address of John Vogel is 31200 Via Colinas, Suite 200, Westlake Village, CA 91362.

Item 3.02  Unregistered Sales of Equity Securities

As more fully described in Item 1.01 above, on October 23, 2007, we consummated a private sale of our securities to one accredited investor, consisting of 1,000,000 shares of our Series A Convertible Stock, a Series A-1 warrant to purchase 3,409,091 shares of our common stock at an exercise price of US$3.00 per share and a Series A-2 warrant to purchase 2,272,728 shares of our common stock at an exercise price of US$4.40 per share, for aggregate gross proceeds equal to $10,000,000 (“Financing”). The issuance of the Shares was exempt from registration pursuant to either Section 4(2) of, or Regulation D promulgated under, the Securities Act of 1933, as amended (“Securities Act”). We have relied on the status of the Investor as an accredited investor in claiming the exemption from registration of the shares under Regulation D promulgated under the Securities Act in the sale of the Preferred Shares and Warrants to the Investor.

At any time on or after the issuance of shares of Series A Preferred Stock, the shareholders of Series A Preferred Stock may, at their option, elect to convert all or any portion of the shares of Series A Preferred Stock held by them into shares of Common Stock equal to (i) a Series A liquidation preference amount of shares of Series A Preferred Stock being converted divided by (ii) a conversion price in effect as of the date of conversion. Series A liquidation preference amount refers to an amount equal to $10.00 per share of the Series A Preferred Stock before any payment shall be made or any payment distributed to the shareholders of Common Stock or other junior stock in the event of liquidation, dissolution or winding up of the affairs of the Company. Conversion price initially refers to $2.20 per share, subject to adjustments for stock splits and combinations, issuance of additional shares of Common Stock and other events as set forth in the terms thereinNotwithstanding the above, pursuant to the Certificate of Designation, a Series A Preferred shareholder may not convert his/her Preferred Shares, to the extent that after giving effect to such covnerstion, such person would beneficially own in excess of 4.99% of the then outstanding shares of our common stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

In connection with the Share Exchange we issued an aggregate of 23,954,545 shares of our common stock to the Shareholders. We received in exchange from the Shareholders 10,000 shares of Baorun China, representing 100% of the issued and outstanding shares of Baorun China, which exchange resulted in Baorun China becoming our wholly-owned subsidiary. We relied on the status of Redsky Group Limited as an offshore entity, incorporated in the British Virgin Islands, in claiming an exemption from registration of the shares under Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in the sale of 22,454,545 of the shares to Redsky Group Limited. We relied on the status of Princeton Capital Group, as an accredited investor, in claiming the exemption from registration of the shares under Regulation D promulgated under the Securities Act in the sale of 1,500,000 of the shares to Princeton Capital Group.

Item 5.01 Changes In Control of the Registrant

On the Closing Date, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired 10,000 ordinary shares of Baorun China, representing all of the issued and outstanding shares of Baorun China, in exchange for the issuance in the aggregate of 23,954,545 shares of our common stock to the shareholders, representing approximately 94.11% of our shares of common sStock issued and outstanding.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no other arrangements which may result in a change in control.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the Closing, Mr. John Vogel resigned as Chief Executive Officer and Mr. Robert Scherne resigned as Chief Financial Officer effective immediately. Our Board of Directors appointed Mr. Gao Xincheng to serve as Chairman, Chief Executive Officer and President, Ms. Li Gaihong to serve as Chief Financial Officer, Treasurer and Secretary and Mr. Chen Jun to serve as Vice General Manager.
Prior to the consummation of the Share Exchange, our Board of Directors was comprised of two directors, Mr. John Vogel and Mr. Vincent Finnegan. Prior to the Closing, Mr. Finnegan resigned as a director. At the Closing, Mr. Gao Xincheng was appointed to serve as Chairman of the Board of Directors by Mr. Vogel. Mr. Vogel has tendered his resignation as a director, which is expected to become effective on the tenth day after mailing of a Schedule 14f-1 statement to our stockholders. Ms. Li Gaihong was nominated to serve as a director of the Company, such appointment to be effective on the tenth day after mailing the Schedule 14f-1. Mr. Gao and Ms. Li, once their nomination is effective, will serve as directors of our Board of Directors and shall hold office until the next election of directors by stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal

Set forth below is information regarding our current directors, executive officers and director nominees.

Name	Age	Position
Gao Xincheng	44	President, Chief Executive Officer and Chairman
Li Gaihong	30	Chief Financial Officer, Treasurer, Secretary and Director Nominee
Chen Jun	35	Vice General Manager
John Vogel	53	Director

Gao Xincheng, President, Chief Executive Officer, President and Chairman

Prior to the Share Exchange, Mr. Gao served as director Redsky Group Limited from its inception in 2007. Mr. Gao has extensive experience in the research and marketing of oil products. Before 1996, Mr. Gao served as an official of the Oil and Chemical Department of Shaanxi Province and later worked for Zhongtian Oil and Chemical Group, responsible for research and development and marketing. In 1996, Mr. Gao began to develop his own business in the wholesale and retail of finished oil products. In 1999, Mr. Gao founded Baorun Xi’an to manufacture and sell finished oil products and bio-diesel. Mr. Gao received his B.S. in mechanical engineering from Xi’an Technology University in 1985 and an E.M.B.A. from Xi’an Jiaotong University in 2004.

Li Gaihong, Chief Financial Officer, Treasurer, Secretary and Director Nominee

Prior to the Share Exchange, Ms. Li joined Xi’an Baorun in 2005 as Chief Financial Officer. From 1998 to 2004, Ms. Li worked for Xi’an Oriental Group as Cost Accountant and then was promoted to Accounting Director. Prior to that, Ms. Li worked as a staff accountant for Xi’an Technology University in 1997. Ms. Li obtained her B.S. in accounting from North Western University, and her MBA degree from Xi’an Communication University.

Chen Jun, Vice General Manager

Prior to the Share Exchange, Mr. Chen joined Xi’an Baorun in 2005 where he established the sales system of the finished oil products and helped Xi’an Baorun transform from the sale of fuel oil to finished oil products. From 1992 to 2004, Mr. Chen worked for Jingmen Oil and Chemical Plant of China Oil and Chemical Group, Jingmen Sales Company of China Oil and Chemical Group and Yunnan Zhenrong Oil and Chemical Company. Mr. Chen obtained his B.S. from Jiang Han Oil Management College.

John Vogel, Director

Mr. Vogel has been a director and co-founder of Century 21 Ability, Inc. from the 1996 to December 2005. Mr. Vogel has over thirty years of experience in marketing and sales, including thirteen years at World Savings Bank as VP District and VP Regional Loan Origination and VP Sales Manager and VP of Real Estate (Owned).

Compensation of Officers

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in 2006 and 2005 to each of the following named executive officers.

Summary Compensation of Named Executive Officers

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Gao Xincheng	2006	7,700	1,000	-	-	8,700
President , Chief Executive Officer and Director	2005	7,500	800	-	-	8,300
Li Gaihong	2006	3,000	900	-	-	3,900
Chief Financial Officer, Treasurer and Secretary	2005	2,800	700	-	-	3,500
Chen Jun	2006	3,000	900	-	-	3,900
Vice General Manager	2005	2,800	700	-	-	3,500

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $100,000. In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

We entered into an employment agreement with Mr. Gao Xincheng to employ him as our Chairman, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Mr. Gao a base monthly salary in an amount to be confirmed in writing every month. We shall also pay premiums for Mr. Gao for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Mr. Gao appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Mr. Gao also executed a Confidentiality and Non-competition Agreement with us.

We entered into an employment agreement with Ms. Li Gaihong to employ her as our Chief Financial Officer, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Ms. Li a base monthly salary in an amount to be confirmed in writing every month. We shall also pay premiums for Ms. Li for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Ms. Li appropriately based on her capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Ms. Li also executed a Confidentiality and Non-competition Agreement with us.

We entered into an employment agreement with Mr. Chen Jun to employ him as our Vice General Manager, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Mr. Chen a base monthly salary in an amount to be confirmed in writing every month. We shall also pay premiums for Mr. Chen for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Mr. Chen appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Mr. Chen also executed a Confidentiality and Non-competition Agreement with us.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors, but may participate in the Company’s incentive compensation program.

Certain Relationships and Related Transactions, and Director Independence

Currently we do not have any independent directors.

Xi’an Baorun has entered into agreement with Shaanxi Baohui Industrial Development Co., Ltd.(“Baohui”), for the purchase of oil and sale of supplies. Baohui is owned 40% by Ms. Gao Huiling, who owns 20.86% of Xi’an Baorun.

As of December 31, 2006 and 2005, we had receivables due from related party amounting to $315,497, and $277,741, respectively. This amount was generated from the business between the Company and the related parties which purchased oil from our suppliers and resold such supplies to the Company. Total sales between related parties for the years ended December 31, 2006, 2005 and 2004 were $644,005, $969,013, and $0, respectively. This related party is 40% owned by a shareholder of Xi'an Baorun.

On occasion, we satisfy the payment of our accounts payable, through the issuance of notes payable with certain vendors. These notes are issued by our bank. These notes are usually of a short term nature, approximately three to six months in length. They do not bear interest and are paid by the our bank to the vendors upon presentation to the our bank on the date of maturity. Total notes payable to related parties as of June 30, 2007 and December 31, 2006 and 2005 were approximately $1,967,000, $1,282,000 and $991,000 respectively.

In order to facilitate the issuance of these trade notes, the bank typically requires the us to maintain 50% of the value of the trade note in a restricted cash account. In the event of insufficient funds to repay these notes, our bank can proceed with bankruptcy proceedings in the PRC against us. On December 21, 2006 we drew 10,000,000 RMB, or approximately $1,282,000, to the related party, Shanxi Bao Hui Company, under a six month trade note arrangement. We had a corresponding 5,000,000 RMB, or approximately $641,000, deposited with the commercial bank classified as restricted cash. This bank trade note facility was secured by ShanXi Ming Xi Tang Da Information Technological Limited Liability Company for amounts not covered by the restricted cash account.

As of December 31, 2005 we were obligated for various trade notes to a related party, Shanxi Bao Hui Company, totaling 8,000,000 RMB, or approximately $991,000. Under these six month trade note arrangements, the Company has a corresponding 7,000,000 RMB, or approximately $867,000, deposited with the commercial bank classified as restricted cash. These trade notes, to related parties, were repaid in January 2006.

Item 5.06 Change in Shell Company Status.

As described in Item 1.01 of this Form 8-K, on October 23, 2007, we entered into the Exchange Agreement and consummated the Share Exchange, pursuant to which we acquired all of the issued and outstanding ordinary shares of Baorun China in exchange for the issuance of the Shares to the Shareholders of Baorun China.

As a result of the Share Exchange, Baorun China became our wholly-owned operating subsidiary and, upon the issuance of the Shares, the Redsky Group Limited and Princeton Capital Group owned in the aggregate, approximately 94.11% of all of our issued and outstanding stock. We currently have a total of 25,454,545 issued and outstanding shares of Common Stock, 1,000,000 issued and outstanding shares of Preferred Stock and 35,681,818 shares outstanding on a fully diluted basis including shares of Common Stock issuable upon conversion of Preferred Stock and the exercise of warrants.

As the result of the consummation of the Share Exchange, we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Pursuant to the Financing, we filed an Amended and Restated Certificate of Designation of the Relative Rights and Preferences of our Series A Convertible Preferred Stock on October 22, 2007 (the “Certificate of Designation”). All of the preferred stock previously granted under the originally filed certificate of designation of the relative rights and preferences of our series A convertible preferred stock has been converted and no such previous preferred shareholder has any further rights or privileges as a preferred stockholder, with respect to the preferred stock, other than registration rights of the common stock underlying such preferred stock. The description of the rights and preferences set forth herein do not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation as filed herewith and incorporated by this reference.

Item 8.01 Other Events.

On October 25, 2007, we issued a press release announcing the consummation of the transactions contemplationd by the Share Exchange Agreement. The press release is annexed hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

(i) Audited financial statements of Xi’an Baorun Industrial Development Co., Ltd. as of, and for the years ended December 31, 2006, 2005 and 2004, and related notes thereto.

Pro forma financial information.

(i) Notes to Unaudited pro forma financial statements of Xi’an Baorun.

(ii) Unaudited pro forma financial statements of Xi’an Baorun.

(b) Exhibits.

Exhibit No.	Description

2.1	Share Exchange Agreement dated as of October 23, 2007.

4.1	Form of Warrant

4.2	Amended and Restated Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.

4.3	Form of Lock-up Agreements

10.1	Securities Purchase Agreement, dated as of October 23, 2007.

10.2	Insider Registration Rights Agreement, dated as of October 23, 2007.

10.3	Financing Registration Rights Agreement, dated as of October 23, 2007.

10.4	Share Escrow Agreement, dated as of October 23, 2007.

10.5	Pubic Relations Escrow Agreement, Dated as of October 23, 2007

23.1	Consent of Sherb & Co.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Imaging Systems, Inc.

By:  /s/ Gao Xincheng

Name: Gao Xincheng
Title: President, Chief Executive Officer and Chairman
Dated: October 29 , 2007

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements:

Balance Sheets	F-2

Statements of Operations	F-3

Statement of Members' Equity	F-4

Statements of Cash Flows	F-5

Notes to Financial Statements	F-6-17

Index to Unaudited Pro Forma Combined Financial Statements	F-18

Introduction to Unaudited Pro Forma Combined Financial	F-19-20

Unaudited Pro Forma Combined Balance Sheet - June 30, 2007	F-21

Notes to Unaudited Pro Forma Combined Financial Statements	F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Xi’an Baorun Industrial Development Co., Ltd.

We have audited the accompanying balance sheet of Xi’an Baorun Industrial Development Co., Ltd. as of December 31, 2006 and 2005, and the related statements of operations, members’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Xi’an Baorun Industrial Development Co., Ltd. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
October 16, 2007,
Except for note 14, as to which
the date is October 24, 2007

Xi'an Baorun Industrial Development Co., Ltd
Balance Sheets

	June 30,	December 31,
	2007	2006	2005
	(unaudited)
ASSETS

Current Assets
Cash	$265,591	$631,443	$156,681
Accounts receivable, net	10,856,499	5,745,362	2,166,507
Other receivable	261,734	159,857	16,605
Advance to suppliers	3,557,420	4,276,233	2,485,033
Inventory	9,576,674	7,303,981	5,477,675
Consumption taxes receivable	-	-	7,587
Due from related party	423,703	315,497	277,741
Advance to shareholders	22,561	22,054	21,316
Restricted cash	1,042,247	641,433	867,410
Total current assets	26,006,429	19,095,860	11,476,555

Investment		-	37,175
Plant and Equipment, net	722,717	704,871	396,597
Construction in Progress	836,737	515,742	-

	$27,565,883	$20,316,473	$11,910,327

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$3,849,959	$2,267,116	$1,040,244
Advances from customers	2,848,104	381,809	464,842
Notes payable - trade	-	-	743,494
Notes payable - trade / related party	1,967,265	1,282,052	991,326
Advance from shareholder	26,991	-	-
Other payables	461,760	282,638	228,835
Consumption taxes payable	968,754	744,666	-
Short-term loans	340,993	1,019,231	-
Current portion of long-term notes payable	52,591	36,670	8,835
Total current liabilities	10,516,417	6,014,182	3,477,576

Long-term notes payable	66,777	61,862	-
Total Liabilities	10,583,194	6,076,044	3,477,576

Members' Equity
Members Equity	2,536,232	2,536,232	2,536,232
Retained earnings	13,460,922	11,079,391	5,735,812
Accumulated other comprehensive income	985,535	624,806	160,707
Total Members' Equity	16,982,689	14,240,429	8,432,751

	$27,565,883	$20,316,473	$11,910,327

See notes to financial statements.

Xi'an Baorun Industrial Development Co., Ltd.
Statements of Operations

	Six Months	Six Months
	Ended	Ended
	June 30	June 30	Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

Revenues	$25,276,379	$24,275,954	$54,427,820	$29,217,184	$28,733,183
Cost of revenues	22,318,179	21,518,414	48,666,440	24,843,313	27,148,880
Gross profit	2,958,200	2,757,540	5,761,380	4,373,871	1,584,303

General and administrative expenses	514,636	83,592	356,392	216,362	158,578

Operating profit	2,443,564	2,673,948	5,404,988	4,157,509	1,425,725

Other income (expense)
Interest income	-	-	22,169	23,594	7,603
Interest expense	(62,033)	(33,009)	(108,423)	(40,016)	(127,551)
Other income	-	-	24,845	-	-
Total other income (expense)	(62,033)	(33,009)	(61,409)	(16,422)	(119,948)

Net income	2,381,531	2,640,939	5,343,579	4,141,087	1,305,777

Other comprehensive income
Unrealized foreign currency translation	360,729	114,725	464,099	128,667	31,341

Comprehensive income	$2,742,260	$2,755,664	$5,807,678	$4,269,754	$1,337,118

See notes to financial statements.

Xi'an Baorun Industrial Development Co., Ltd
Statement of Members' Equity

			Accumulated
			Other
	Paid-in	Retained	Comprehensive
	Capital	Earnings	Income	Total

BALANCE, January 1, 2003	$1,815,981	$288,948	$699	$2,105,628

Capital contributed	720,251			720,251
Net income		1,305,777		1,305,777
Unrealized foreign currency translation			31,341	31,341

BALANCE, December 31, 2004	2,536,232	1,594,725	32,040	4,162,997

Net income		4,141,087		4,141,087
Unrealized foreign currency translation			128,667	128,667

BALANCE, December 31, 2005	2,536,232	5,735,812	160,707	8,432,751

Net income		5,343,579		5,343,579
Unrealized foreign currency translation			464,099	464,099

BALANCE, December 31, 2006	2,536,232	11,079,391	624,806	14,240,429

Net income (unaudited)		2,381,531		2,381,531
Unrealized foreign currency translation (unaudited)			360,729	360,729

BALANCE, June 30, 2007 (unaudited)	$2,536,232	$13,460,922	$985,535	$16,982,689

See notes to financial statements.

Xi'an Baorun Industrial Development Co., Ltd
Statements of Cash Flow

	Six Months	Six Months
	Ended	Ended
	June 30	June 30	Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,381,531	$2,640,939	$5,343,579	$4,141,087	$1,305,777
used in operating activities:
Depreciation and amortization	79,406	(30,466)	104,443	65,861	57,381
Change in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable, trade	(5,111,137)	844,202	(3,578,855)	734,378	(153,202)
Other receivables	(101,877)	(322,678)	(143,252)	299,071	(229,798)
Inventories	(2,272,693)	(3,178,670)	(1,791,200)	(460,985)	(1,279,711)
Advances to suppliers	718,813	603,794	(1,826,306)	(4,129,702)	(908,727)
Due from related party	(108,206)	277,741	(37,756)	(528,426)	-
Advance to shareholders	(507)	21,316	(738)	(12,790)	(8,526)
Increase (decrease) in liabilities:
Accounts payable, trade	1,582,843	(1,040,244)	1,226,872	1,040,244	-
Advances from customers	2,466,295	(464,842)	(83,033)	(1,456,698)	(357,017)
Notes payables - trade	-	(743,494)	(743,494)	(645,056)	1,388,550
Notes payables - trade / related party	685,213	757,260	290,726	674,638	316,688
Other payables	179,122	(103,542)	53,803	130,706	(24,016)
Consumption taxes payable	224,088	14,528	752,253	(56,980)	19,924
Advance from shareholder	26,991	-	-	-	-
Due from related party	-	-	-	-	250,685
Net cash provided (used) in operating activities	749,882	(724,156)	(432,958)	(204,652)	378,008

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of investments	-	37,175	37,175	-	-
Purchase of investments	-	-	-	-	(36,541)
Purchase of equipment	(97,252)	(197,437)	(412,717)	(19,659)	(61,167)
Construction in progress	(320,995)	(133,382)	(515,742)	-	-
Net cash used in investing activities	(418,247)	(293,644)	(891,284)	(19,659)	(97,708)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributed	-	-	-	-	720,251
Restricted cash	(400,814)	(6,882)	225,977	(14,791)	(852,619)
Short-term loans, net	(678,238)	992,947	1,019,231	-	-
Proceeds from long-term notes payable	41,050		100,154	-	-
Repayment of long-term notes payable	(20,214)	(6,346)	(10,457)	(21,800)	(27,301)
Net cash (used in) provided by financing activities	(1,058,216)	979,719	1,334,905	(36,591)	(159,669)

EFFECT OF EXCHANGE RATE ON CASH	360,729	114,725	464,099	128,033	31,341

INCREASE (DECREASE) IN CASH	(365,852)	76,644	474,762	(132,869)	151,972

CASH, beginning of period	631,443	156,681	156,681	289,550	137,578

CASH, end of period	$265,591	$233,325	$631,433	$136,681	289,550

Supplemental disclosures of cash flow information:
Interest paid	$62,033	$33,009	$108,423	$40,016	$127,551
Taxes paid	$-	$-	$-	$-	$-

See notes to financial statements.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Xi’an Baorun Industrial Development Co., Ltd (the “Company”) was registered as a privately owned company on November 11, 1999 in the People’s Republic of China (the “PRC”). The Company’s business operations consist of processing and distributing heavy oil and finished oil. The Company also engages in the research and development, manufacturing and distribution of bio-diesel. The Company distributes its oil products to their clients primarily located in the Shanxi, Henan, Hunan, Sichuan, Hubei, Guizhou, and Xinjiang provinces of the PRC.

The accompanying unaudited financial statements of the Company as of June 30, 2007 and the related six months ended June 30, 2007 and 2006 have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X, as promulgated by the US Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The financial statements for the six months ended June 30, 2007 and 2006 are unaudited and include all adjustments considered necessary for a fair presentation of the results of operations for the six month periods ended on June 30, 2007 and 2006. All such adjustments are of a normal recurring nature. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for a full fiscal year.

Summary of Significant Accounting Policies:

Basis of Preparation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2006 and 2005 the Company maintains restricted cash of $641,433 and $867,410 in a bank account that is collateral for certain bank loans ands is presented as restricted cash on the accompanying balance sheets. As of June 30, 2007, the Company has restricted cash of $1,042,247.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

Accounts Receivable

The Company conducts its business operations in the PRC. Accounts receivables are reported at net realizable value. Management reviews its accounts receivable on a regular basis. Delinquent accounts are written off when it’s determined that the amounts are uncollectible. The Company had collected most of its accounts receivables as of December 31, 2006 and 2005. The bad debt allowance of December 31, 2006 and 2005 were $28,930 and $0. As of June 30, 2007, the Company has a bad debt allowance of $0.

Advances from Customers

Advances from customers as of December 31, 2006 and 2005 were $381,809 and $464,842, respectively. These advances consist of prepayments to the Company for products that has not yet been shipped to the customer. Any amounts received prior to satisfying the Company’s revenue recognition criteria is recorded as deferred revenue. The Company will recognize the deposits as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy. As of June 30, 2007, advances from customers were $2,848,104.

Inventories

Inventories are stated at the lower of cost or market value, cost being determined on the weighted average method.

Plant and Equipment

Plants and equipments are stated at the actual cost on acquisition less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciation assets to operations over their estimated service lives, principally on a straight-line basis. Most property, plant and equipment have a residual value of 5% of actual cost. The estimated lives used in determining depreciation are:

Buildings	20 years
Office Equipment	5 years
Motor Vehicles	5 years
Other Equipment	5 years

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Construction in Progress

Construction in progress is booked as its purchase price. Construction in progress refers to the bio-diesel production facility that the Company is constructing as of December 31, 2006. The project completion procedures have not been finished, so this project is recognized as construction in progress. Upon completion, this factory will be included in plant and equipment.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company: The Company's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Shipping Costs

Shipping costs are included in cost of goods sold and totaled $1,865,529, $4,018,473 and $1,672,717 for the years ended December 31, 2006, 2005 and 2004, respectively. For the six months ended June 30, 2007 and 2006, the shipping costs were $1,026,478 and $117,655.

Foreign Currency Translation

The functional currency of the Company is the Chinese Renminbi (“RMB”). The financial statements of the Company are translated to United Stated dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders' equity as other comprehensive income. The cumulative translation adjustment and effect of exchange rate changes at December 31, 2006 and 2005 was $624,806 and $160,707 respectively. As of June 30, 2007, the cumulative translation adjustment and effect of exchange rate changes was $985,535.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

On July 21, 2005, the central government of China allowed the RMB to fluctuate, ending its decade old valuation peg to the U.S. dollar. The new RMB rate reflects approximately a 2% increase in value against the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

Comprehensive Income (Loss)

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders', changes in paid-in capital and distributions to stockholders. Comprehensive income for the years ended December 31, 2006, 2005 and 2004 and for the six months ended June 30, 2007 and 2006 included net income and foreign currency translation adjustments.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109").

Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

According to the related regulation of Chinese tax authority, the Company does not need to pay income taxes from year 2004 to year 2010, because the Company uses the waste gas, water and residue to produce the products.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments (including accounts receivable, stockholder loans and notes payable) approximate fair value due to the relatively short period to maturity of these instruments.

Concentrations and Credit Risks

For the year ended December 31, 2006, 2005 and 2004, 100% of the Company’s sales were to companies located in the PRC. As of December 31, 2006 and 2005 all of the Company’s assets were located in the PRC.

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in China. Although the Chinese government has pursued economic reform policies in the past, there is no assurance that the Chinese government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China’s political, economic and social conditions. There is also no guarantee that the Chinese government’s pursuit of economic reforms will be consistent or effective.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

Major Suppliers

For the years ended December 31, 2006, 2005 and 2004, five suppliers accounted for approximately 84%, 77% and 79%, respectively, of the Company’s purchases. At December 31, 2006 and 2005, the amounts due to the suppliers were approximately $2,010,706 and $1,040,244, respectively, and are included in accounts payable. Management believes that other suppliers could provide the materials on comparable terms.

For the six months ended June 30, 2007 and 2006, the above five suppliers accounted for approximately 91% and 95%, respectively, of the Company’s purchases. At June 30, 2007, the amounts due to the suppliers were approximately $1,027,167, and are included in accounts payable.

Major Customers

For the years ended December 31, 2006, 2005 and 2004, five customers accounted for approximately 74%, 74% and 63%, respectively, of the Company’s sales. These customers accounted for approximately 60% and 27% of the Company’s outstanding accounts receivable at December 31, 2006 and 2005, respectively.

For the six months ended June 30, 2007 and 2006, five customers accounted for approximately 36% and 45%, respectively, of the Company’s sales. These customers accounted for approximately 45% of the Company’s outstanding accounts receivable at June 30, 2007.

Cash in Bank Accounts

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Total cash in state-owned banks at December 31, 2006 and 2005 amounted to $1,263,758 and $1,021,939, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. The total cash in PRC state-owned banks as of June 30, 2007 was $1,307,838.

Investments

The Company investments in mutual funds are classified as available-for-sale and are recorded at their estimated realizable value. Unrealized gains or losses are recorded as other comprehensive income. The total value of these securities was $37,175 as of December 31, 2005. This investment was sold in the year ended December 31, 2006 resulting in a gain of $738.

Consumption taxes

The Company is required to charge and to collect for value added taxes on their sales, referred to as consumption taxes, which are recorded as a liability. In addition, the Company pays value added taxes on their primary purchases, recorded as a receivable. These amounts are presented netted for financial statement purposes.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

Note 2 - Inventories

Inventories consisted of the following:
	June 30,	December 31,
Products	2007	2006	2005
	(Unaudited)
Petroleum	$2,547,657	$716,477	$825,026
Diesel	3,047,716	1,298,776	128,523
Heavy Oil	3,981,301	5,288,728	4,524,126
Total	$9,576,674	$7,303,981	$5,477,675

Note 3 - Advances to Suppliers

Advances to suppliers at June 30, 2007, December 31, 2006 and 2005 amounted to $3,557,420, $4,276,233 and $2,485,033, respectively. They represent advances to suppliers on inventory purchased.

Note 4 - Plant and Equipment

Plant and Equipment are summarized as follows:

	June 30,	December 31,
	2007	2006	2005
	(Unaudited)
Building	$300,841	$294,083	$284,244
Office Equipment	85,090	72,818	16,040
Motor Vehicles	660,308	578,963	244,507
Other Equipments	18,804	21,926	10,283
	1,065,043	967,791	555,074
Less: Accumulated Depreciation	342,326	262,920	158477
	$722,717	$704,871	$396,597

Depreciation expense for the periods ended December 31, 2006, 2005 and 2004 amounted to $104,443, $65,861 and $57,381, respectively. Depreciation expense for the six months ended June 30, 2007 and 2006 amounted to $79,406 and $49,591, respectively.

Note 5 - Related Party Transactions

As of June 30, 2007, December 31, 2006 and 2005, the due from related party, a prepayment, amounted to $423,703, $315,497, and $277,741, respectively. This amount was generated from the business between the Company and the related parties from which the Company purchased oil and resold such supplies. Total purchases between related parties for the years ended December 31, 2006, 2005 and 2004 were $644,005, $969,013, and $0, respectively. This related party is 40% owned by a significant shareholder of the Company, the sister of the majority shareholder of the Company. The purchases for the six months ended June 30, 2007 and 2006 were $676,245 and $644,806.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

Note 6 - Advances to Shareholders

As of June 30, 2007, December 31, 2006 and 2005, the Company advanced to shareholders amounts totaling $22,561, $22,054 and $21,316, respectively. These advances are interest free.

Note 7 - Income Taxes

During the years ended December 31, 2006, 2005 and 2004 the Company obtained approval from the Peoples Republic of China to have their income taxes abated. According to the income taxes waiver agreement with the local government, considering the Company using the waste as their raw materials and related tax regulations, the Company does not need to pay any income taxes from year 2004 to year 2010.

Note 8 - Short-Term Loans

The Company is obligated for the following short term loans payable as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
Loans	2007	2006
	(Unaudited)
The Company is obligated under a short term loan to a commercial bank in the PRC for 5,000,000 RMB, or $641,026. This loan was entered into on April 28, 2006 and is to be repaid on April 28, 2007. This loan has an interest rate of approximately 7.6% per annum. This loan is collateralized by land use rights belonging to a third party indebted to the Company for 1,000,000 RMB, or $128,205. This loan was repaid in April 2007.	$-	$641,026

The Company is obligated under a short term loan to Xi’an Chang’an District Credit Artel Corporation in the PRC for 2,950,000 RMB, or $378,205. This loan was entered into on June 26, 2006, and was to be have been repaid on June 26, 2007, but was extended until December 29, 2007. This loan had an interest rate of approximately 9.75% per annum, until it was extended, at such time the interest rate increased to 12.6% per annum. This loan is collateralized by Xi’an DongFang Oil Group Co., Ltd.	340,993	378,205
	$340,993	$1,019,231

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

Note 9 - Long-Term Notes Payable

Long-term notes payables are used for the acquisition of automobiles. On September 27, 2006 the Company entered into a three year note payable for approximately 781,000RMB, or approximately $100,000. This note is collateralized by the purchase of the cars and has an annualized interest rate of 1.98%. Total interest expenses on this loan for the year ended December 31, 2006 was $150. The interest expenses on this loan for the six months ended June 30, 2007 and 2006 was $330 and $0, respectively.

As of December 31, 2006, maturities of this long-term debt are as follows:

Year Ending December 31,	Amount
2007	$36,670
2008	36,670
2009	25,192
$98,532

As of December 31, 2005 the Company had a principal balance of $8,835 remaining on notes payable for the purchase of automobiles. These remaining principal balances were repaid in the year ended December 31, 2006.

Note 10 - Notes Payable - Trade; Notes Payable - Trade / Related Party

The Company, on occasion, satisfies the payment of their accounts payable, through the issuance of notes payable with certain vendors. These notes are issued by the Company’s bank. These notes are usually of a short term nature, approximately three to six months in length. They do not bear interest and are paid by the Company's bank to the vendors upon presentation to the Company's bank on the date of maturity. Total notes payable as of June 30, 2007 and December 31, 2006 and 2005 were approximately $1,967,000, $1,282,000 and $1,735,000 respectively. The details for the note payable as of June 30, 2007, and December 31, 2006 and 2005 are as follow:

	June 30,	December 31,
Items	2007	2006	2005
	(Unaudited)
Notes Payable - Trade	$-	$-	$743,494
Notes Payable - Related Party	1,967,265	1,282,052	991,326
Total	$1,967,265	$1,282,052	$1,734,820

In order to facilitate the issuance of these trade notes, the bank typically requires the Company to maintain 50% of the value of the trade note in a restricted cash account. In the event of insufficient funds to repay these notes, the Company's bank can proceed with bankruptcy proceedings in the PRC against the Company. On December 21, 2006 the Company drew 10,000,000 RMB, or approximately $1,282,000, to the related party, Shanxi Bao Hui Company, under a six month trade note arrangement. The Company has a corresponding 5,000,000 RMB, or approximately $641,000, deposited with the commercial bank classified as restricted cash. This bank trade note facility is secured by ShanXi Ming Xi Tang Da Information Technological Limited Liability Company for amounts not covered by the restricted cash account. These trade notes were repaid in January 2006.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

As of December 31, 2005 the Company was obligated for various trade notes totaling 14,000,000 RMB, or approximately $1,735,000, under these six month trade note arrangements, the Company has a corresponding 7,000,000 RMB, or approximately $867,000, deposited with the commercial bank that issued the trade notes classified as restricted cash. The amount of notes as of December 31, 2005 issued to the related party, Shanxi Bao Hui Company, is 8,000,000 RMB, or approximately $991,000. These trade notes were repaid in January 2006.

As of June 30, 2007, the Company has drawn negotiable trade notes payable totaling 15,000,000 RMB, or approximately $1,967,000, to the related party, Shanxi Bao Hui Company, under a six month trade note arrangement. The Company has a corresponding 8,000,000 RMB, or approximately $1,042,000, deposited with the commercial bank that issued the trade notes classified as restricted cash as of June 30, 2007.

Note 11 - Commitments

Operating Lease

The Company leases its office and operating facilities under long term, non-cancelable operating lease agreements expiring variously through the year ended December 31, 2008. The non-cancelable operating lease agreements require that the Company pays certain operating expenses applicable to the leased premises. Future minimum rental payments required under these operating leases are as follows:

Year Ending December 31,	Total
2007	$136,000
2008	140,000
$276,000

Total rent expense for the year ended for the year ended December 31, 2006, 2005, and 2004 amounted to $92,997, $170,289 and $64,555, respectively. The rental expenses for the six months ended June 30, 2007 and 2006 were $48,512 and $46,499, respectively.

Note 12 - Members’ Equity

Statutory Reserves

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to a welfare fund.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

According to the Company’s articles of incorporation, the Company should appropriate a minimum of 10% of the net profit as statutory surplus reserve. During the six months ended June 30, 2007, and for the years 2006 and 2005, the Company appropriated to the required statutory surplus in the amount of $1,348,527, $1,110,374, and $576,016.

Retained Earnings

As of June 30, 2007, and December 31, 2006 and 2005, the details of retained earnings are listed as below:

	June 30,	December 31,
Items	2007	2006	2005
	(Unaudited)
Non Statutory Retained Earnings	$12,112,395	$9,969,017	$5,159,796
Statutory Surplus Reserve	1,348,527	1,110,374	576,016
Total	$13,460,922	$11,079,391	$5,735,812

Note 13 - Operating Risk

(a)	Country risk

Currently, the Company's revenues are mainly derived from sale of oil products in the Peoples Republic of China ("PRC"). The Company hopes to expand its operations in the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company's financial condition.

(b) Products risk

The Company competes with larger companies, who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel. There can be no assurance that the Company will remain competitive with larger competitors.

(c)  Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

(d)  Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate in the PRC could be affected.

(e)  Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

Note 14 - Subsequent events

On October 23, 2007 the Company entered into a contractual relationship (the “Redsky Contract”) with Redsky Industrial (Xi’an) Co., Ltd. (“Redsky China”) a company incorporated under the laws of the PRC. Redsky China is a company that is wholly owned by Baorun China Group Limited, a company organized under the laws of Hong Kong (“Baorun China”). Baorun China was established in September 2007 by Redsky Group Limited, (“Redsky Group”) a British Virgin Island (“BVI”) Company, on which the Company’s majority shareholder is a director, but not a shareholder. Concurrent with the Redsky Contract, the shareholders of Baorun China entered into a Share Exchange Agreement (the “Exchange Agreement”) with International Imaging Systems, Inc. (“IIS”), a Delaware company that is subject to the reporting requirements of the US Securities and Exchange Commission. Pursuant to the terms of the Exchange Agreement, the shareholder of Baorun China transferred all of their outstanding common shares in exchange for the issuance of 23,954,545 shares of IIS common stock (the “Share Exchange’). As a result of the Share Exchange, Baorun China became a wholly-owned subsidiary of IIS, with the Shareholders of China Baorun acquiring approximately 94% of the issued and outstanding stock of IIS, effectively obtaining operational and management control of IIS.

As mentioned in the prior paragraph the Company entered into the Redsky Contract concurrent with the Exchange Agreement. Under the terms of the Redsky Contract the Company has enabled Redsky China to secure significant rights to influence the Company’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive 100% of income earned by the Company. In addition, to ensure that the Company and their shareholders perform certain obligations under the Redsky Contract, the Company’s shareholders have pledged to Redsky China all of their equity interests in the Company. Neither Redsky China, nor Baorun China or IIS, have an equity interest in the Company. Under current PRC rules, with regards to corporate ownership of domestic companies, the ownership of companies operating in the finished oil industry is restricted to domestic Chinese companies. Accordingly, Redsky China established the Redsky Contract, a contractual relationship under PRC regulations, to achieve the benefits that would have resulted with an equity interest in the Company.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS

The Exchange Agreement is deemed to be a reverse acquisition, in accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission. In this transaction, IIS (the legal acquirer of Baorun China) is considered the accounting acquiree, and Baorun China (the legal acquiree of IIS) is considered the accounting acquirer, with Baorun China effectively assuming control of IIS. As Baorun China owns Redsky China, which will effectively control the Company, the Company is deemed a subsidiary of Baorun China, a legal subsidiary of IIS controlled by the shareholders of Baorun China. Based on the Company’s contractual relationship with Redsky China, they have determined a variable interest entity has been created in accordance with FASB Interpretations - FIN 46(R): Consolidation of Variable Interest Entities (as amended) (“FIN 46 (R)”). Under FIN 46 (R), subsequent to the Redsky Contract and the Exchange Agreement, the Company is to be presented as a consolidated subsidiary of IIS.

INTERNATIONAL IMAGING SYSTEMS, INC.

Index to Unaudited Pro Forma Combined Financial Statements

Pages

Introduction to Unaudited Pro Forma Combined Financial	F-19-20

Unaudited Pro Forma Combined Balance Sheet - June 30, 2007	F-21

Notes to Unaudited Pro Forma Combined Financial Statements	F-22

INTERNATIONAL IMAGING SYSTEMS, INC
Introduction to Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements are presented to illustrate the estimated effects of International Imaging Systems, Inc. (“IIS”) having entered into a Share Exchange Agreement (the “Exchange Agreement”), on October 23, 2007, with Baorun China Group Limited, a company organized under the laws of Hong Kong (“Baorun China”), together with the shareholders of Baorun China (the “Shareholders”) who are the Redsky Group Limited (“Redsky Group”) a British Virgin Island (“BVI”) Company and Princeton Capital Group LLP, a New Jersey limited liability partnership. The Shareholders together own shares constituting 100% of the issued and outstanding ordinary shares of Baorun China (the “Baorun Shares”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to IIS all of the Baorun Shares in exchange for the issuance of 23,954,545 (the “Shares”) shares of IIS common stock (the “Share Exchange’). As a result of the Share Exchange, Baorun China became a wholly-owned subsidiary of IIS, with the Shareholders of China Baorun acquiring approximately 94% of the issued and outstanding stock of IIS, effectively obtaining operational and management control of IIS. Baorun China was established in September 2007 by Redsky Group Limited. Subsequent to the establishment of Baorun China, they formed Redsky Industrial (Xi’an) Co., Ltd. (“Redsky China”) a company incorporated under the laws of the People’ Republic of China (“PRC”). Redsky China has executed a series of exclusive contractual agreements with Xi’an Baorun Industrial Development Co. Ltd. (“Xi’an Baorun”), a PRC company that operates in the development, exploration, production and distribution of bio-diesel and the wholesaling and processing of heavy oil and finished oil products. By utilizing several scientific innovations and technologies, Xi’an Baorun is able to make use of vegetable oils, animal oils, and the excess waste oils and waste extracts to produce environmentally-friendly bio-diesel products. As a result of Redsky China’s having entered into the series of exclusive contractual agreements with Xi’an Baorun, IIS has secured significant rights to influence Xi’an Baorun’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive 100% of income earned by Xi’an Baorun. In addition, to ensure that Xi’an Baorun and its shareholders perform certain obligations under their contractual arrangement, the Xi’an Baorun shareholders have pledged to Redsky China all of their equity interests in Xi’an Baorun. Redsky China, nor China Baorun or IIS, have an equity interest in Xi’an Baorun. Under current PRC rules, with regards to corporate ownership of domestic companies, the ownership of companies operating in the finished oil industry is restricted to domestic Chinese companies. Accordingly, Redsky China established the series of exclusive contractual agreements, under PRC regulations, to achieve the benefits that would have resulted with an equity interest in Xi’an Baorun.

For accounting purposes, the Exchange Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations, and accordingly the transaction has been treated as a recapitalization of Baorun China, with Baorun as the acquirer. The shares issued in the transaction are treated as being issued for cash and are shown as outstanding for all periods presented in the same manner as for a stock split. Pro forma information is only presented for the balance sheet, as on the date of the Exchange Agreement, IIS was considered a public shell and accordingly, the transaction was not considered a business combination. In these Pro Forma Combined Financial Statements, hereafter the reference to IIS, Baorun China, Redsky Group, Redsky China, and Xi’an Baorun are referred to as the “Company”, unless specific reference is made to that entity.

Concurrent with the Share Exchange, the Company also entered into a securities purchase agreement (the “Purchase Agreement”) with one accredited investor. (the “Investor”) for the sale of securities, consisting of (i) 4,545,455 shares of the Company’s Series A convertible preferred stock (the “Preferred Shares”), (ii) a series A-1 warrant to purchase shares of the Company’s common stock equal to 75% of the number of shares of the Preferred Shares at an exercise price of US$3.00, and (iii) a Series A-2 warrant to purchase shares of the Company’s common stock equal to 50% of the number of the Preferred Shares at an exercise price of US$4.40 (the Series A-1 and Series A-2 warrants, collectively the “Warrants”), for aggregate gross proceeds equal to $10,000,000 (the “Financing”). In connection with the Financing, the Company also entered into a registration rights agreement (the “Financing Registration Rights Agreement”) with the Investor in which we agreed to file a registration statement (the “Financing Registration Statement”) with the Securities and Exchange Commission to register the shares of common stock underlying the Preferred Shares (the “Conversion Shares”)on the day that is the 45th day following the later of (i) sixty (60) days following the sale of all of the securities included in the Insider Registration Statement, and (ii) six (6) months following the effective date of the Insider Registration Statement, or any subsequent registration statement with respect thereto, or such earlier date as permitted by the SEC. The Company has agreed to use their best efforts to have the Financing Registration Statement declared effective within 105 calendar days of the filing of the Financing Registration Statement, or 135 calendar days of such filing. The Company will pay liquidated damages of 1% of the dollar amount of the Preferred Shares sold in the Financing per month, payable in cash, up to a maximum of 10%, if the Financing Registration Statement is not filed and declare effective within the foregoing time periods. However, the Company will not be required to pay any liquidated damages in the event the SEC does not permit all of the Conversion Shares to be included in a Registration Statement because of its application of Rule 415.

The unaudited pro forma combined balance sheet as of June 30, 2007 assumes that the Exchange Agreement and the Purchase Agreement were consummated on June 30, 2007. The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position would have been had the Exchange Agreement and the Purchase Agreement occurred as of June 30, 2007, nor is it indicative of future financial position. You should not rely on this information as being indicative of the historical result that would have been achieved had the companies always been combined, or the future result that the combined company will experience after the Exchange Agreement and the Purchase Agreement are consummated.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes is reasonable under the circumstances. The unaudited pro forma balance sheet should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of IIS and Xi’an Baorun.

Xi'an Baorun Industrial Development Co., Ltd
Proforma Balance Sheet
June 30, 2007

	Xi’an Baorun	Redsky	Baorun	International
	Industrial	Industrial	China	Imaging
	Development	(Xi'an)	Group	Systems,		Proforma	Proforma
	Co., Ltd.	Co., Ltd.	Limited	Inc.		Adjustments	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
ASSETS
Current Assets
Cash	$265,591	$-	$-	16,666	(2)	$10,000,000	$10,282,258
Accounts receivable, net	10,856,499	-	-	-		-	10,856,499
Other receivable	261,734	-	-	-		-	261,734
Advance to suppliers	3,557,420	-	-	-		-	3,557,420
Inventory	9,576,674	-	-	-		-	9,576,674
Due from related party	423,703	-	-	-		-	423,703
Advance to shareholders	22,561	-	-	-		-	22,561
Restricted cash	1,042,247	-	-	-		-	1,042,247
Total current assets	26,006,429	-	-	16,666		10,000,000	36,023,096

Plant and Equipment, net	722,717	-	-	-		-	722,717
Construction in Progress	836,737	-	-	-		-	836,737
	$27,565,883	$-	$-	16,666		$10,000,000	$37,582,550

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$3,849,959	$-	$-	17,987		$-	$3,867,946
Advances from customers	2,848,104	-	-	-		-	2,848,104
Notes payable - trade / related party	1,967,265	-	-	-		-	1,967,265
Advance from shareholder	26,991	-	-	-		-	26,991
Other payables	461,760	-	-	-		-	461,760
Consumption taxes payable	968,754	-	-	-		-	968,754
Short-term loans	340,993	-	-	-		-	340,993
Current portion of long-term notes payable	52,591	-	-	-		-	52,591
Total current liabilities	10,516,417	-	-	17,987		-	10,534,404

Long-term notes payable	66,777	-	-	-		-	66,777
Total Liabilities	10,583,194	-	-	17,987		-	10,601,181

Stockholders' equity (deficit)
Preferred stock, Par value $.001 per share;
1,000,000 shares authorized,
162,000 shares issued and outstanding	-	-	-	162	(2)	4,545	4,707
Common stock, Par value $.001 per share;
79,000,000 shares authorized,
476,572 shares issued and outstanding	-	-	-	48	(1)	23,955	24,003
Common stock, Par value $1 per share;
10,000 shares authorized, 10,000 share
issued and outstanding	-	-	1,280		(4)	(1)	-
Additional paid-in-capital				1,644,934	(1,2,3,4)	10,861,268	12,506,202
Members Equity	2,536,232	-	-	-	(4)	(2,536,232)	-
Retained earnings (accumulated deficit)	13,460,922	-	(1,280)	(1,579,079)	(3)	1,579,079	13,460,922
Deficit accumulated during the development stage				(67,386)	(3)	67,386	-
Accumulated other comprehensive income	985,535	-	-				985,535
Total Members' Equity	16,982,689	-	-	(1,321)		10,000,000	26,981,369
	$27,565,883	$-	$-	16,666		$10,000,000	$37,582,550

See notes to pro forma financial statements.

INTERNATIONAL IMAGING SYSTEMS, INC
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
June 30. 2007

The Exchange Agreement, entered into on October 23, 2007, is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, International Imaging Systems, Inc. (the “IIS”) (the legal acquirer of Baorun China) is considered the accounting acquiree and Baorun China Group Limited, a company organized under the laws of the Hong Kong (“Baorun China”) (the legal acquiree of IIS) is considered the accounting acquirer. The consolidated Balance Sheet of the combined entity will in substance be those of Baorun China, with the assets and liabilities, and revenues and expenses, of IIS being included effective from the date of consummation of the Exchange Agreement. IIS is deemed to be a continuation of the business of Baorun China. The outstanding stock of IIS prior to the Exchange Agreement will be accounted for at their net book value and no goodwill will be recognized.

The Company does not have an equity interest in Xi’an Baorun, as current PRC regulations restrict ownership of companies operating in the finished oil industry to domestic Chinese entities. The Company has entered into the series of exclusive contractual agreements with Xi’an Baorun, through their acquisition of their Hong Kong subsidiary Baorun China, which has established Redsky China, a Chinese subsidiary, which ultimately entered into these contractual agreements with Xi’an Baorun. As a result of Redsky China’s contractual relationship with Xi’an Baorun, IIS has secured significant rights to influence Xi’an Baorun’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive 100% of income earned by Xi’an Baorun. In addition, to ensure that Xi’an Baorun and its shareholders perform certain obligations under their contractual arrangements, the Xi’an Baorun shareholders have pledged to Redsky China all of their equity interests in Xi’an Baorun. Based on the Company’s contractual relationship with Xi’an Baorun, they have determined a variable interest entity has been created in accordance with FASB Interpretations - FIN 46(R): Consolidation of Variable Interest Entities (as amended) (“FIN 46 (R)”). Under FIN 46 (R), Xi’an Baorun is presented as a consolidated subsidiary of the Company.

Unaudited pro forma adjustments reflect the following transaction:

1)	To reflect the acquisition of Baorun China, through the issuance of 23,954,545 shares of the Company in accordance with the Exchange Agreement

Additional paid-in-capital	23,955
Common stock, at par	23,955

2)
To reflect the Purchase Agreement, to be consummated concurrently with the Exchange Agreement. Under the terms of the Purchase Agreement the Company sold to an investor (the Investor”) 4,545,455 shares of Series A convertible preferred stock for $10,000,000 and the investor received a Series A-1 warrant to purchase shares of the Company’s common stock equal to 75% of the number of shares of the Preferred Shares at an exercise price of US$3.00, and a Series A-2 warrant to purchase shares of the Company’s common stock equal to 50% of the number of the Preferred Shares at an exercise price of US$4.40.

Cash	10,000,000
Series A convertible preferred stock, at par	4,545
Additional paid-in-capital	9,995,455

3)	To recapitalize the Company, (or reverse merger), through the elimination of IIS accumulated deficit and their deficit accumulated during their development stage into additional paid-in-capital.

Additional paid-in-capital	1,646,464
Accumulated deficit - IIS	1,579,079
Deficit accumulated during the development stage	67,386

4)	To consolidate the equity of Xi’an Baorun and Baorun China, through its elimination, into the Company

Members Equity - Xi’an Baorun	2,536,232
Common stock - Baorun China, at par	1
Additional paid-in-capital	2,536,233